LOAN AGREEMENT

                                     BETWEEN

                               COMERICA BANK-TEXAS

                                       AND

                                LASERMEDICS, INC.

                                      DATED

                                 APRIL 30, 1996

                                TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----
 SECTION 1.       DEFINITIONS.............................................   1
         1.1.     DEFINED TERMS...........................................   1
         1.2.     ACCOUNTING TERMS........................................  12
         1.3.     SINGULAR AND PLURAL.....................................  12

SECTION 2.        LOANS, INTEREST AND FEES................................  12
         2.1.     LOANS...................................................  12
                  2.1.1.     REVOLVING LOANS..............................  12
                  2.1.2.     TERM LOAN A..................................  13
                  2.1.3.     TERM LOAN B..................................  13
         2.2.     BORROWING PROCEDURES....................................  13
                  2.2.1.     NOTICE.......................................  13
                  2.2.2.     BANK OBLIGATIONS.............................  13
         2.3.     NOTES...................................................  13
                  2.3.1.     REVOLVING NOTE...............................  13
                  2.3.2.     TERM NOTE A..................................  14
                  2.3.3.     TERM NOTE B..................................  14
         2.4.     INTEREST; PAYMENTS......................................  14
                  2.4.1.     REVOLVING NOTE...............................  14
                  2.4.2.     TERM NOTE A..................................  14
                  2.4.3.     TERM NOTE B..................................  15
                  2.4.4.     TERM NOTE B ANNUAL CALL PROVISIONS...........  15
         2.5.     MAXIMUM RATE............................................  15
         2.6.     FEES....................................................  17
                  2.6.1.     PREPARATION FEES.............................  17
                  2.6.2.     COMMITMENT FEE...............................  17
         2.7.     BASIS OF COMPUTATION....................................  17
         2.8.     MANDATORY PREPAYMENTS...................................  17
         2.9.     BASIS OF PAYMENTS; APPLICATION..........................  18

SECTION 3.        SECURITY................................................  18

SECTION 4.        CONDITIONS PRECEDENT TO OBLIGATIONS OF BANK.............  18
         4.1.     CONDITIONS TO FIRST DISBURSEMENT........................  18
                  4.1.1.     DOCUMENTS EXECUTED AND FILED.................  18
                  4.1.2.     BORROWING AUTHORIZATIONS.....................  19

                  4.1.3.     CERTIFIED ARTICLES AND BYLAWS................  19
                  4.1.4.     CERTIFICATES OF EXISTENCE, GOOD
                              STANDING AND QUALIFICATION..................  19
                  4.1.5.     AUDITS, EQUIPMENT APPRAISALS.................  19
                  4.1.6.     UCC, PATENT AND TRADEMARK LIEN SEARCH........  19
                  4.1.7.     HAZARD INSURANCE.............................  20
                  4.1.8.     PURCHASE AGREEMENT AND SUBORDINATED
                               DEBT DOCUMENTS.............................  20
                  4.1.9.     APPROVAL OF BANK COUNSEL.....................  20
                  4.1.10.    FINANCIAL STATEMENTS.........................  20
                  4.1.11.    OTHER INFORMATION AND DOCUMENTATION..........  20
         4.2.     CONDITIONS TO ALL DISBURSEMENTS AND ISSUANCES...........  20
                  4.2.1.     CERTIFICATE..................................  20
                  4.2.2.     LETTERS OF CREDIT............................  21
                  4.2.3.     BANK SATISFACTION............................  21

SECTION 5.        WARRANTIES AND REPRESENTATIONS..........................  21
         5.1.     CORPORATE EXISTENCE AND POWER...........................  21
         5.2.     AUTHORIZATION AND APPROVALS.............................  21
         5.3.     VALID AND BINDING AGREEMENT.............................  22
         5.4.     ACTIONS, SUITS OR PROCEEDINGS...........................  22
         5.5.     SUBSIDIARIES............................................  22
         5.6.     NO LIENS, PLEDGES, MORTGAGES OR SECURITY INTERESTS......  22
         5.7.     ACCOUNTING PRINCIPLES...................................  22
         5.8.     NO ADVERSE CHANGES......................................  23
         5.9.     CONDITIONS PRECEDENT....................................  23
         5.10.    TAXES...................................................  23
         5.11.    COMPLIANCE WITH LAWS....................................  23
         5.12.    INDEBTEDNESS............................................  23
         5.13.    MATERIAL AGREEMENTS.....................................  23
         5.14.    MARGIN STOCK............................................  24
         5.15.    PENSION FUNDING.........................................  24
         5.16.    MISREPRESENTATION.......................................  24
         5.17.    BORROWING BASE COMPONENTS...............................  24
                  5.17.1.    ELIGIBLE ACCOUNTS............................  24
                  5.17.2.    ELIGIBLE INVENTORY...........................  26
         5.18.    ASSUMED NAMES; OTHER NAMES..............................  26

SECTION 6.        AFFIRMATIVE COVENANTS...................................  27
         6.1.     FINANCIAL AND OTHER INFORMATION.........................  27
                  6.1.1.     ANNUAL FINANCIAL REPORTS.....................  27
                  6.1.2.     MONTHLY FINANCIAL STATEMENTS.................  27
                  6.1.3.     NO DEFAULT CERTIFICATE.......................  27

                  6.1.4.     AGING AND BORROWING BASE CERTIFICATE.........  28
                  6.1.5.     SEC REPORTS..................................  28
                  6.1.6.     HENLEY AUDITED FINANCIAL STATEMENTS..........  28
                  6.1.7.     INVENTORY NOT IN WAREHOUSE...................  28
                  6.1.8.     ADVERSE EVENTS...............................  29
                  6.1.9.     MANAGEMENT LETTERS...........................  29
                  6.1.10.    AUDITS.......................................  29
                  6.1.11.    TAX RETURNS..................................  29
                  6.1.12.    OTHER INFORMATION AS REQUESTED...............  29
         6.2.     INSURANCE...............................................  29
         6.3.     TAXES...................................................  30
         6.4.     MAINTAIN CORPORATION AND BUSINESS.......................  30
         6.5.     MAINTAIN TANGIBLE NET WORTH.............................  30
         6.6.     MAINTAIN LEVERAGE RATIO.................................  30
         6.7.     MAINTAIN WORKING CAPITAL................................  31
         6.8.     FIXED CHARGE COVERAGE RATIO.............................  31
         6.9.     INTEREST COVERAGE RATIO.................................  31
         6.10.    QUICK RATIO.............................................  31
         6.11.    CURRENT RATIO...........................................  31
         6.12.    ERISA...................................................  31
         6.13.    USE OF LOAN PROCEEDS....................................  31
         6.14.    KEY AGREEMENTS..........................................  31
         6.15.    LOCKBOX DEPOSITS........................................  31
         6.16.    NOTICE OF EVENTS........................................  31
         6.17.    TITLE INSURANCE POLICY..................................  32
         6.18.    CERTIFICATE OF TITLE....................................  32
         6.19.    CERTIFICATES OF GOOD STANDING AND QUALIFICATION.........  32
         6.20.    EQUIPMENT AUDITS........................................  32
         6.21.    REAL ESTATE AUDITS......................................  33
         6.22.    CONSENTS TO ASSIGNMENTS.................................  33

SECTION 7.        NEGATIVE COVENANTS......................................  33
         7.1.     CAPITAL EXPENDITURES; FDA EXPENDITURES..................  33
         7.2.     STOCK ACQUISITION.......................................  33
         7.3.     LIENS AND ENCUMBRANCES..................................  33
         7.4.     INDEBTEDNESS............................................  33
         7.5.     EXTENSION OF CREDIT.....................................  34
         7.6.     GUARANTEE OBLIGATIONS...................................  34
         7.7.     SUBORDINATE INDEBTEDNESS................................  34
         7.8.     PROPERTY TRANSFER, MERGER AND FORMATION
                    OF SUBSIDIARIES.......................................  34
         7.9.     ACQUIRE SECURITIES......................................  35

         7.10.    PENSION PLANS...........................................  35
         7.11.    MISREPRESENTATION.......................................  35
         7.12.    MARGIN STOCK............................................  35
         7.13.    COMPLIANCE WITH ENVIRONMENTAL LAWS......................  35
         7.14.    DIVIDENDS...............................................  35
         7.15.    PURCHASE AGREEMENT; SUBORDINATED DEBT DOCUMENTS.........  35

SECTION 8.        EVENTS OF DEFAULT - ENFORCEMENT - APPLICATION OF
                  PROCEEDS................................................  36
         8.1.     EVENTS OF DEFAULT.......................................  36
                  8.1.1.     FAILURE TO PAY MONIES DUE....................  36
                  8.1.2.     MISREPRESENTATION............................  36
                  8.1.3.     NONCOMPLIANCE WITH BANK AGREEMENTS...........  36
                  8.1.4.     OTHER DEFAULTS...............................  36
                  8.1.5.     JUDGMENTS....................................  36
                  8.1.6.     BUSINESS SUSPENSION, BANKRUPTCY, ETC.........  36
                  8.1.7.     CHANGE OF CONTROL OR MANAGEMENT..............  37
                  8.1.8.     INADEQUATE FUNDING OR TERMINATION OF
                               EMPLOYEE/BENEFIT PLAN(S)...................  37
                  8.1.9.     OCCURRENCE OF CERTAIN REPORTABLE EVENTS......  37
                  8.1.10.    LOSS OR DAMAGE...............................  37
                  8.1.11.    ADVERSE CHANGE...............................  37
                  8.1.12.    PBGC.........................................  37
         8.2.     REMEDIES................................................  38
         8.3.     APPLICATION OF PROCEEDS.................................  38
         8.4.     CUMULATIVE REMEDIES.....................................  38

SECTION 9.        MISCELLANEOUS...........................................  38
         9.1.     INDEPENDENT RIGHTS......................................  38
         9.2.     COVENANT INDEPENDENCE...................................  39
         9.3.     WAIVERS AND AMENDMENTS..................................  39
         9.4.     GOVERNING LAW...........................................  39
         9.5.     SURVIVAL OF WARRANTIES, ETC.............................  39
         9.6.     ATTORNEYS' FEES.........................................  39
         9.7.     PAYMENTS ON SATURDAYS, ETC..............................  39
         9.8.     BINDING EFFECT..........................................  39
         9.9.     MAINTENANCE OF RECORDS..................................  40
         9.10.    NOTICES.................................................  40
         9.11.    COUNTERPARTS............................................  40
         9.12.    HEADINGS................................................  40
         9.13.    CAPITAL ADEQUACY........................................  40
         9.14.    COSTS AND ATTORNEYS' FEES...............................  41

         9.15.    GENDER..................................................  42
         9.16.    JOINT AND SEVERAL OBLIGATIONS...........................  42
         9.17.    SEVERABILITY OF PROVISIONS..............................  42
         9.18.    ASSIGNMENT..............................................  43
         9.19.    WAIVER OF JURY TRIAL....................................  43

EXHIBITS:
EXHIBIT A - Borrowing Base Certificate
EXHIBIT B - Revolving Note
EXHIBIT C - Term Note A
EXHIBIT D - Term Note B
EXHIBIT E - Officer's Certificate
EXHIBIT F - Subordination Agreement
EXHIBIT G - Compliance Certificate

SCHEDULES:
SCHEDULE 5.4  - Actions, Suits or Proceedings
SCHEDULE 5.6  - Existing Liens
SCHEDULE 5.11 - Compliance With Laws
SCHEDULE 5.12 - Indebtedness
SCHEDULE 5.13 - Material Agreements
SCHEDULE 5.17.2 - Location of Inventory

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT is made and delivered this 30th day of April, 1996, by and between LASERMEDICS, INC., a Texas corporation, and COMERICA BANK-TEXAS, a Texas banking corporation.

                                   WITNESSETH:

         WHEREAS, the Borrower desires to (a) borrow from the Bank from time to time an amount not to exceed in the aggregate $4,000,000 for the working capital needs of the Borrower and establish a sublimit under such facility for the issuance of letters of credit, (b) make a $893,000 term loan and (c) make another $1,616,000 term loan; and

         WHEREAS, the Bank is willing to supply such financing subject to the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the Borrower and the Bank agree as follows:

SECTION 1.DEFINITIONS

         1.1. DEFINED TERMS. As used herein, the following terms shall have the following respective meanings:

         "ACCOUNTS," "CHATTEL PAPER," "DOCUMENTS," "EQUIPMENT," "FIXTURES," "GENERAL INTANGIBLES," "GOODS," "INSTRUMENTS" and "INVENTORY" shall have the meanings assigned to them in the UCC on the date of this Agreement.

         "AGREEMENT" shall mean this Loan Agreement, as the same may be amended, restated and modified from time to time.

         "APPLICATIONS" shall have the meaning ascribed to such term in the Letter of Credit Agreement.

         "BANK" shall mean Comerica Bank-Texas, a Texas banking corporation.

         "BANKRUPTCY CODE" shall mean Title 11 of the United States Code, as amended, or any successor act or code.

         "BORROWER" shall mean Lasermedics, Inc., a Texas corporation.

         "BORROWING AUTHORIZATION" shall mean (i) with respect to a corporation, a certificate of the Secretary or an Assistant Secretary of a corporation as to the resolutions of the Board of

                                        1

Directors of such corporation authorizing the execution, delivery and performance of the documents to be executed by such corporation; the incumbency and signature of the officer of such corporation executing such documents on behalf of such corporation, and the Organizational Documents of such corporation and (ii) with respect to a partnership, joint venture or other non- individual Person, such written instruments as shall be required by the Bank authorizing the execution, delivery and performance of the documents to be executed by such Person; the incumbency and signature of the representative of such Person executing such documents on behalf of such Person, and the Organizational Documents of such Person.

         "BORROWING BASE" shall mean, on any day the sum of:

         (a) eighty percent (80%) of the aggregate outstanding principal balance of the Borrower's Eligible Accounts (other than Home Care Receivables) PLUS

         (b) sixty percent (60%) of the aggregate outstanding principal balance of the Borrower's Home Care Receivables; PROVIDED, that in no event may the Medicare Receivables component of Home Care Receivables exceed $500,000, PLUS

         (c) thirty-five percent (35%) of the book value of the Borrower's Eligible Inventory (exclusive of Tens Units) PLUS

         (d) the lesser of (i) twenty-five percent (25%) of the Tens Units which qualify as Eligible Inventory, and (ii) $500,000.

         Notwithstanding the foregoing, in no event may the Borrower's Eligible Inventory component of the Borrowing Base exceed at any time fifty percent (50%).

         "BORROWING BASE CERTIFICATE" shall mean a certificate in the form of EXHIBIT A to this Agreement, completed in all appropriate respects and executed by the chief executive officer, chief financial officer, or treasurer of Borrower or by any other officer of Borrower designated in writing by any of the chief executive officer, chief financial officer or treasurer, such designation to be acceptable to Lender in its sole discretion, and setting forth Borrower's computation of the Borrowing Base as of the date of such certificate.

         "BUSINESS DAY" shall mean a day on which the Bank is open to carry on its normal commercial lending business.

         "CAPITAL EXPENDITURES" SHALL MEAN, AS TO ANY PERSON AND AS OF THE DATE OF DETERMINATION, EXPENDITURES FOR FIXED OR CAPITAL ASSETS, ALL DETERMINED IN ACCORDANCE WITH GAAP.

                                        2

         "CASH FLOW" shall mean (without duplication), as to any Person and for any period, the sum of (a) Net Income before taxes AND (b) the sum of (1) depreciation, depletion, obsolescence of property, and (2) interest expense, all determined in accordance with GAAP.

         "COLLATERAL" shall mean any property of any Company in the possession of the Bank, any amount in any deposit account of any Company with the Bank and all of the Borrower's Accounts, Chattel Paper, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments and Inventory, wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor and all proceeds and products thereof.

         "COMMITMENT AMOUNT" shall mean $4,000,000.

         "COMPANIES" shall mean the Borrower and all of its Subsidiaries, and "COMPANY" shall mean any one of them.

         "CONTRACT RATE" shall mean, as of any date of determination, the annual rate of interest which, pursuant to SECTION 2.4 of this Agreement would be applicable to the Notes if the annual rate of interest were determined without the Maximum Legal Rate limitation.

         "COVER" shall have the meaning ascribed to such term in the Letter of Credit Agreement.

         "CURRENT ASSETS" shall mean, as of any applicable date of determination, all cash, nonaffiliated customer receivables, United States government securities and inventories of a Person that should be classified as current in accordance with GAAP.

         "CURRENT LIABILITIES" shall mean, as of any applicable date of determination, all liabilities of a Person that should be classified as current in accordance with GAAP.

         "CURRENT MATURITIES OF CAPITAL LEASES" shall mean, as of any date of determination, all current maturities of capital leases of a Person as determined in accordance with GAAP.

         "CURRENT MATURITIES OF LONG TERM DEBT" shall mean, as of any date of determination, all current maturities of long term debt of a Person as determined in accordance with GAAP.

         "DEBT" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

         "DEFAULT" shall mean a condition or event which, with the giving of notice or the passage of time, or both, would become an Event of Default.

                                        3

         "DISBURSEMENT DATE" shall mean each date upon which the Bank makes a loan to the Borrower under SECTION 2.1 of this Agreement.

         "ELIGIBLE ACCOUNTS" shall mean those Accounts of the Borrower for which each of the warranties set forth in SECTION 5.17.1 of this Agreement shall be true (as of any applicable date of determination) and which has been represented by the Borrower to be an "ELIGIBLE ACCOUNT" on the Borrowing Base Certificate.

         "ELIGIBLE INVENTORY" shall mean that Inventory of the Borrower for which each of the warranties set forth in SECTION 5.17.2 of this Agreement shall be true (as of any applicable date of determination) and which has been represented by the Borrower to be an item of "ELIGIBLE INVENTORY" on a Borrowing Base Certificate.

         "ENVIRONMENTAL LAWS" shall mean all requirements imposed by any law (including The Resource Conservation and Recovery Act and The Comprehensive Environmental Response, Compensation, and Liability Act), rule, regulation or order of any governmental authority in effect at the applicable time which relate to (i) noise; (ii) pollution, protection or clean-up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, recycling, reclamation, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, discharge, release, threatened release, emission or storage of Hazardous Substances.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

         "EVENT OF DEFAULT" shall mean any of those conditions or events listed in SECTION 8.1 of this Agreement.

         "FDA EXPENDITURES" shall mean any and all costs and expenses (including, without limitation, expenses for travel, outside consultants and engineers, expert witnesses, attorneys and other outside professionals) associated with seeking approval of laser-related products from the United States Food and Drug Administration.

         "FINANCIAL STATEMENTS" shall mean all those balance sheets, earnings statements and other financial data (whether of any Company) which have been furnished to the Bank for the purpose of, or in connection with, this Agreement and the transactions contemplated hereby.

         "FINANCING STATEMENTS" shall mean UCC financing statements describing the Bank as secured party and the Borrower as debtor covering the Collateral and otherwise in such form, for filing in such jurisdictions and with such filing offices as the Bank shall reasonably deem necessary or advisable.

                                        4

         "FIXED CHARGE COVERAGE RATIO" shall mean, as of any day and for any Person, the ratio of (a) Cash Flow for the most recently ended 12 month period as of such day to (b) an amount equal to the sum of (1) Current Maturities of Long Term Debt as of the end of such 12 month period, (2) Current Maturities of Capital Leases as of the end of such 12 month period, (3) interest expense for such 12 month period, (4) taxes for such 12 month period, and (5) non-financed Capital Expenditures for such 12 month period.

         "GAAP" shall mean those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Bank, and
(c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a GAAP or practice, all reports and financial statements required hereunder may be prepared in accordance with such change only after written notice of such change is given to the Bank.

         "HAZARDOUS SUBSTANCE" shall mean any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

         "HOME CARE RECEIVABLES" shall mean those Eligible Accounts arising in connection with the sale, lease or other form of rental of Inventory of the Borrower to or for use by home facility patients and users, including, without limitation, the Medicare Receivables.

         "INDEBTEDNESS" shall mean all loans, advances and indebtedness of the Borrower to the Bank under this Agreement, all Letters of Credit Liabilities, and all other indebtedness, obligations and liabilities whatsoever of the Borrower to the Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising pursuant to the Loan Documents.

         "INTEREST COVERAGE RATIO" shall mean, for any Person and as of any day, the ratio of (a) Cash Flow for the most recently ended 12 month period as of such day to (b) interest expense for such 12 month period.

         "KEY AGREEMENTS" shall mean any contracts or agreements between the Borrower and customers of the Borrower under which or pursuant to which the Borrower is reasonably expected to derive five percent (5%) or more of its gross revenues during any 12-month period, and any and all renewals, extensions and modifications thereof.

                                        5

         "LETTER OF CREDIT" shall have the meaning ascribed to such term in the Letter of Credit Agreement.

         "LETTER OF CREDIT AGREEMENT" shall mean the Letter of Credit Agreement dated concurrently herewith executed by and between the Borrower and the Bank, as it may from time to time be amended, modified, restated or supplemented.

         "LETTER OF CREDIT DOCUMENTS" shall mean the Letter of Credit Agreement, the Letters of Credit and the Applications.

         "LETTER OF CREDIT LIABILITIES" shall have the meaning ascribed to such term in the Letter of Credit Agreement.

         "LIEN" means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

         "LOAN DOCUMENTS" shall mean any and all papers now or hereafter governing, evidencing, guaranteeing or securing or otherwise relating to all or any part of the Indebtedness, including, without limitation, the Notes, this Agreement, the Letter of Credit Documents, the Security Documents, all instruments, certificates and agreements now or hereafter executed or delivered to the Bank pursuant to any of the foregoing or in connection with the Loans or the Letters of Credit or any commitment regarding the Loans or the Letters of Credit and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

         "LOANS" shall mean the Revolving Loans, Term Loan A and Term Loan B.

         "LOCKBOX" shall mean a post office box number established by the Borrower with the Bank to which all payments by the Borrower's Account debtors are to made.

         "LOCKBOX AGREEMENT" shall mean collectively, any and all agreements between the Borrower and the Bank establishing a Lockbox, as the same may be amended, restated, replaced, substituted for or supplemented from time to time.

         "MAXIMUM AVAILABLE AMOUNT" shall mean the lesser of (1) the Commitment Amount and (2) the Borrowing Base.

         "MAXIMUM LEGAL RATE" shall have the meaning set forth in SECTION 2.5 of this Agreement.

                                        6

         "MAXXIM" shall mean Maxxim Medical, Inc., a Delaware corporation.

         "MEDICARE RECEIVABLES" shall mean those Eligible Accounts of which the Account debtor is a governmental authority or any agency thereof and which are governed by the United States Social Security Act, as amended, AND/OR THE TEXAS HUMAN RESOURCES ACT, AS AMENDED, and which such Eligible Accounts are not subject to the Federal Assignment of Claims Act or of a type which applicable federal or Texas law prohibits the taking of a security interest therein.

         "MORTGAGE" shall mean the Deed of Trust and Security Agreement dated concurrently herewith executed by the Borrower in favor of Gary W. Orr, Trustee for the benefit of the Bank, as the same may from time to time be amended, modified, restated or supplemented.

         "NET INCOME" shall mean, for any Person and as of any date of determination, gross revenues and other proper income credits, less all proper income charges, including taxes on income, all determined in accordance with GAAP.

         "NOTES" shall mean the Revolving Note and Term Note A and Term Note B.

         "ORGANIZATIONAL DOCUMENTS" shall mean, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a partnership, the partnership agreement establishing such partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture, and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof which are consented to by the Bank.

         "PAST DUE RATE" shall mean on any day the lesser of (a) Prime Rate for such day plus five percent (5%) per annum and (b) the Maximum Legal Rate on such day.

         "PATENT SECURITY AGREEMENT" shall mean, collectively, that certain Patent Security Agreement dated concurrently herewith executed by the Borrower and the Bank, and all additional patent security agreements executed as security for the Indebtedness and all related recordation form cover sheets and any and all amendments, modifications, renewals, extensions and supplements thereof or thereto from time to time.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

                                        7

         "PERMITTED INVESTMENTS" shall mean:

                  (a) expense accounts for and other advances to directors, officers and employees in the ordinary course of business up to an aggregate amount of $25,000 outstanding at any time;

                  (b) marketable obligations issued or unconditionally guaranteed by the United States Government or issued by any of its agencies and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition (and investments in mutual funds investing primarily in those obligations);

                  (c) short-term investment grade domestic and eurodollar certificates of deposit or time deposits that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks whether domestic or foreign having combined capital, surplus, and undivided profits of not less than $100,000,000 (as shown on its most recently published statement of condition;

                  (d) commercial paper and similar obligations rated "P-1" or better by Moody's Investors Service, Inc., or "A-1" or better by Standard & Poors Corporation;

                  (e) readily marketable tax-free municipal bonds of a domestic issuer rated "AAA" or better by Moody's Investors Service, Inc., or "AAA" or better by Standard & Poors Corporation, and maturing within one year from the date of issuance (and investments in mutual funds investing primarily in those bonds);

                  (f) readily marketable shares of any money market fund having total assets in excess of $250,000,000, unless the Bank has disapproved such fund in writing;

                  (g) demand deposit accounts maintained in the ordinary course of business; and

                  (h) extensions of credit in connection with trade receivables and overpayments of trade payables, in each case resulting from transactions in the ordinary course of business.

         "PERMITTED LIENS" shall mean:

                  (i) Liens and encumbrances in favor of the Bank;

                  (j) Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and not yet past due or being contested in good faith by

                                        8

         appropriate proceedings and, if requested by the Bank, bonded in a manner satisfactory to the Bank;

                  (k) Liens not delinquent created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations;

                  (l) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

                  (m) Encumbrances consisting of zoning restrictions, rights-of-way, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by any Company in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use;

                  (n) the Subordinated Liens;

                  (o) purchase money Debt to acquire Equipment not exceeding, in the aggregate, $500,000 outstanding at any one time; and

                  (p) Existing liens described in SCHEDULE 5.6 attached hereto.

         "PERMITTED SUBSIDIARY INVESTMENTS" shall mean, with respect to the Borrower, loans, advances or extensions of credit to one or more Subsidiaries so long as the aggregate amount thereof outstanding as of any date of determination of the Tangible Net Worth of the Borrower and its Subsidiaries does not exceed five percent (5%) of the aggregate Tangible Net Worth of the Borrower and the Subsidiaries on a consolidated basis.

         "PERSON" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.

         "PRIME RATE" shall mean that annual rate of interest designated and announced by the Bank as its prime rate and which is changed by the Bank from time to time. The Prime Rate may not necessarily be the lowest rate charged by the Bank.

         "PURCHASE AGREEMENT" shall mean that certain Agreement of Purchase and Sale of Assets dated as of , 1996, executed by and between the Borrower and Maxxim.

         "REVOLVING LOAN" shall mean an advance made by the Bank to the Borrower under SECTION 2.1 of this Agreement on a Disbursement Date.

                                        9

         "REVOLVING NOTE" shall mean a promissory note conforming to SECTION
2.3.1 of this Agreement and in the form of EXHIBIT B to this Agreement, and any and all renewals, extensions, modifications, rearrangements and/or replacements thereof.

         "REVOLVING NOTE MATURITY DATE" shall mean two (2) years from the date hereof or such earlier date as may be designated by the Bank pursuant to SECTION
8.2 hereof.

         "SECURITIES OFFERING" shall mean any offering or issuance of a "security" (as that term is defined in the Securities Act of 1933), whether or not subject or required to be registered with the Securities and Exchange Commission or any other governmental authority or agency thereof.

         "SECURITY DOCUMENTS" shall mean (a) one or more security agreements executed by the Borrower in favor of the Bank pursuant to which the Borrower grants to the Bank a security interest in the Accounts, Chattel Paper, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments and Inventory, wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor and all proceeds and products thereof, (b) the Financing Statements, (c) the Mortgage, (d) the Title Insurance Policy, (e) the Lockbox Agreement and any and all other documentation reasonably required by Bank to establish a Lockbox with Bank any and all other security agreements, assignments collateral assignments, pledges, mortgages, deeds of trust and guaranties from time to time securing the Indebtedness or any thereof, (f) the Trademark Security Agreements, (g) the Patent Security Agreements, (h) the Subordination Agreement, and (i) any and all renewals, extensions, amendments, modifications, replacements, supplements, substitutions and rearrangements thereof, thereto or therefor.

         "SUBORDINATED DEBT DOCUMENTS" shall mean the Subordinated Note, the Subordinated Security Agreement, the Subordinated Financing Statement and any and all other documents, instruments, and any and all other papers now or hereafter governing, evidencing, guaranteeing or securing or otherwise relating to all or any part of the indebtedness evidenced by the Subordinated Note, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing permitted herein or in the Subordination Agreement.

         "SUBORDINATED FINANCING STATEMENT" shall mean UCC financing statements describing Maxxim as secured party and the Borrower as debtor covering the property described in the Subordinated Security Agreement and otherwise.

         "SUBORDINATED LIENS" shall mean the Liens arising pursuant to the Subordinated Security Agreement and expressly made subordinate to the Liens of the Bank in and to the Collateral pursuant to the Subordination Agreement.


                                       10

         "SUBORDINATED NOTE" shall mean, collectively, that certain Subordinated Convertible Promissory Note in the original principal sum of $7,000,000 dated of even date herewith, executed by the Borrower, payable to the order of Maxxim, with a final stated maturity of March 1, 2003, together with the "Substitute Note" (as that term is defined in the Purchase Agreement).

         "SUBORDINATED SECURITY AGREEMENT" shall mean that certain Commercial Security Agreement of even date herewith, executed by the Borrower, as debtor, and Maxxim, as secured party, covering all or a portion of the Collateral.

         "SUBORDINATION AGREEMENT" shall mean that certain Subordination Agreement substantially in the form of EXHIBIT F attached hereto and incorporated herein by reference for all purposes, dated concurrently herewith, by and among the Borrower, the Bank and Maxxim, as the same may be amended, restated and modified from time to time.

         "SUBSIDIARIES" shall mean any corporation of which more than fifty percent (50%) of the outstanding voting securities shall, as of any applicable date of determination, be owned directly, or indirectly through one or more intermediaries, by the Borrower.

         "TANGIBLE NET WORTH" shall mean, for any Person and as of any applicable date of determination, tangible net worth of a Person as determined in accordance with GAAP.

         "TANGIBLE NET WORTH STEP-UP" shall mean, on any date it is determined which occurs on or after February 29, 1996, an amount equal to the seventy-five percent (75%) of the aggregate amount of Net Income of the Companies earned during each calendar month occurring after the date hereof which has ended as of such date of determination.

         "TENS UNITS" shall mean transcutaneous electrical nerve stimulation devices manufactured by the Borrower.

         "TERM LOAN A" shall mean the loan described in SECTION 2.1.2 hereof.

         "TERM NOTE A" shall mean a promissory note, in the original principal sum of $893,000, and otherwise in the form of EXHIBIT C to this Agreement, and any and all renewals, extensions, modifications, rearrangements and/or replacements thereof.

         "TERM NOTE A MATURITY DATE" shall mean five (5) years from the date hereof or such earlier date as may be designated by the Bank pursuant to SECTION
8.2 hereof.

         "TERM LOAN B" shall mean the loan described in SECTION 2.1.3 hereof.

                                       11

         "TERM NOTE B" shall mean a promissory note, in the original principal sum of $1,616,000, and otherwise in the form of EXHIBIT D to this Agreement, and any and all renewals, extensions, modifications, rearrangements and/or replacements thereof.

         "TERM NOTE B MATURITY DATE" shall mean fifteen years from the date hereof or such earlier date as may be designated by the Bank pursuant to SECTION
8.2 hereof or SECTION 2.4.4 hereof.

         "TITLE INSURANCE POLICY" shall mean the policy of title insurance in a face amounts reasonably satisfactory to the Bank, issued in favor of the Bank by a title insurance company satisfactory to the Bank and insuring that title to the property covered by the Mortgage is vested in the Borrower free and clear of any lien, security interest or any other objection, exception or requirement other than those permitted hereunder, and that the Mortgage creates a valid first and prior lien on all such property, subject only to such exceptions as may be approved in writing by the Bank. The Title Insurance Policy shall contain a complete and accurate description of the Mortgage, shall specify the recording and filing information applicable to it and shall describe the property covered by the Mortgage identically to the description thereof in the Mortgage.

         "UCC" shall mean the Uniform Commercial Code as in effect in the State of Texas and as amended from time to time.

         "WORKING CAPITAL" shall mean as to a Person, the difference of such Person's Current Assets to its Current Liabilities (including, without limitation, the Revolving Loans).

         1.2. ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

         1.3. SINGULAR AND PLURAL. Where the context herein requires, the singular number shall be deemed to include the plural, and vice versa.

SECTION 2.LOANS, INTEREST AND FEES.

         2.1. LOANS.

                  2.1.1. REVOLVING LOANS. Subject to the terms and conditions of this Agreement and the other Loan Documents, the Bank agrees to make loans to the Borrower on a revolving basis of such amount as the Borrower shall request pursuant to SECTION ? of this Agreement at any time from the date of this Agreement until (but not including) the Revolving Note Maturity Date, up to an aggregate principal amount outstanding at any time not to exceed the difference of the Maximum Available Amount then in effect MINUS

                                       12

         the Letter of Credit Liabilities as of such time, provided that each Disbursement Date for the Revolving Loans under this Agreement must be a Business Day.

                  2.1.2. TERM LOAN A. Subject to the terms and conditions of this Agreement and the other Loan Documents, the Bank agrees to make a loan to the Borrower on the date hereof in an amount equal to $893,000.

                  2.1.3. TERM LOAN B. Subject to the terms and conditions of this Agreement and the other Loan Documents, the Bank agrees to make a loan to the Borrower on the date hereof in an amount equal to $1,616,000.

         2.2.     BORROWING PROCEDURES.

                  2.2.1. NOTICE. The Borrower shall give the Bank notice of the Borrower's desire for a Revolving Loan by 2:00 p.m. (Houston, Texas time) on the day of the requested Revolving Loan. Such notice shall be by telephone communication from an officer of the Borrower who has been given access by the Borrower to a security code given to the Borrower by the Bank in accordance with a security letter from the Borrower to the Bank, in form and substance acceptable to the Bank. Such notice shall specify the proposed Disbursement Date and the principal amount of the proposed Revolving Loan.

                  2.2.2. BANK OBLIGATIONS. The Bank agrees to make the Revolving Loan on the Disbursement Date as set forth in a notice to the Bank from the Borrower conforming to the requirements of SECTION 2.2.1 by crediting the Borrower's general deposit account with the Bank in the amount of such Revolving Loan, provided, however, that the Bank shall not be so obligated if:

                             (a) Any of the conditions precedent set forth in
                  SECTION 4 of this Agreement shall not have been satisfied or waived by the Bank in accordance with SECTION 9.3 of this Agreement; or

                             (b) Such proposed Revolving Loan would cause the
                  aggregate unpaid principal amount of the Revolving Loans outstanding under this Agreement to exceed the lesser of the Commitment Amount or the Borrowing Base, on the Disbursement Date.

         2.3.     NOTES.

                  2.3.1. REVOLVING NOTE. The Revolving Loans shall be evidenced by the Revolving Note, executed by the Borrower, dated the date of this Agreement, payable to the Bank on the Revolving Note Maturity Date (unless sooner accelerated pursuant to

                                       13

         the terms of this Agreement), and in the principal amount of the original Commitment Amount. The date and amount of each Revolving Loan made by the Bank and of each repayment of principal thereon received by the Bank shall be recorded by the Bank in its records or, at the option of the Bank, on a schedule attached to the Revolving Note. The aggregate unpaid principal amount so recorded by the Bank shall constitute the best evidence of the principal amount owing and unpaid on the Revolving Note, PROVIDED, HOWEVER, that the failure by the Bank so to record any such amount or any error in so recording any such amount (whether on the schedule attached to the Revolving Note or otherwise) shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Revolving Note to repay the principal amount of all the Revolving Loans together with all interest accrued or accruing thereon.

                  2.3.2. TERM NOTE A. Term Loan A shall be evidenced by Term Note A.

                  2.3.3. TERM NOTE B. Term Loan B shall be evidenced by Term Note B.

         2.4.     INTEREST; PAYMENTS.

                  2.4.1. REVOLVING NOTE. Subject to the provisions of SECTION
         2.5 below, prior to and on the Revolving Loan Maturity Date, the Revolving Note shall bear interest on the outstanding principal balance from time to time outstanding at a rate equal to the lesser of (a) the Maximum Legal Rate, and (b) the Prime Rate in effect from time to time PLUS one-half of one percent (1/2%) per annum until the Revolving Note Maturity Date, and after the Revolving Loan Maturity Date, at the Past Due Rate. Interest shall be payable to the extent then accrued on the first (1st) day of each calendar month, beginning June 1, 1996, until the Revolving Loan Maturity Date and from and after such maturity, on demand. Without notice to the Borrower or any other Person, the rate of interest applicable to the Revolving Note shall change as and when the Bank's Prime Rate changes.

                  2.4.2. TERM NOTE A. Subject to the provisions of SECTION 2.5 below, Term Note A shall bear interest on the outstanding principal balance from time to time outstanding under Term Note A at a rate equal to the lesser of (a) the Prime Rate plus one-half of one percent (1/2%) per annum until the Term Note A Maturity Date, and after the Term Note A Maturity Date, at the Past Due Rate, and (b) the Maximum Legal Rate. Term Note A shall be payable in monthly principal installments of $14,883.34 each, the first of such principal installments being due and payable on June 1, 1996 and a like principal installment to be due and payable on the first day of each succeeding calendar month thereafter until Term Note A (including all accrued interest thereon) has been fully paid and satisfied; PROVIDED, that on the Term Note A Maturity Date, all principal of Term Note A and all accrued and unpaid interest thereon shall be finally due and payable. Accrued interest on Term Note A shall be due and payable concurrently

                                       14

         with and in addition to the principal installments provided for hereinabove. Without notice to the Borrower or any other person, the rate of interest applicable to Term Note A shall change as and when the Bank's Prime Rate changes.

                  2.4.3. TERM NOTE B. Subject to the provisions of SECTION 2.5 below, Term Note B shall bear interest on the outstanding principal balance from time to time outstanding under Term Note B at a rate equal to the lesser of (a) the Prime Rate plus one-half of one percent (1/2%) per annum until the Term Note B Maturity Date, and after the Term Note B Maturity Date, at the Past Due Rate, and (b) the Maximum Legal Rate. Term Note B shall be payable in monthly principal installments of $8,977.78 each, the first of such principal installments being due and payable on June 1, 1996 and a like principal installment to be due and payable on the first day of each succeeding calendar month thereafter until Term Note B (including all accrued interest thereon) has been fully paid and satisfied; PROVIDED, that on the Term Note B Maturity Date, all principal of Term Note B and all accrued and unpaid interest thereon shall be finally due and payable. Accrued interest on Term Note B shall be due and payable concurrently with and in addition to the principal installments provided for hereinabove. Without notice to any Borrower or any other person, the rate of interest applicable to Term Note B shall change as and when the Bank's Prime Rate changes.

                  2.4.4. TERM NOTE B ANNUAL CALL PROVISIONS. Notwithstanding anything contained in this Agreement, Term Note B or any of the Loan Documents (and without limiting any other provision contained in any of them for the acceleration of the maturity of Term Note B), beginning with the fifth (5th) anniversary date of this Agreement and with respect to each anniversary date of this Agreement occurring thereafter, the Bank, in its sole and absolute discretion, with or without cause, may elect to accelerate the final stated maturity of Term Note B to any such anniversary date by giving written notice to the Borrower of such election no later than thirty (30) days prior to the applicable anniversary date.

         2.5. MAXIMUM RATE. The following provisions shall control this Agreement and the Note:

                  (a) No agreements, conditions, provision or stipulations contained in this Agreement, any Note, any of the other Loan Documents or in any other agreement between the Borrower and the Bank, or the occurrence of an Event of Default, or the exercise by the Bank of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other agreement between the Borrower and the Bank, or the arising of any contingency whatsoever, shall entitle the Bank to collect, in any event, interest exceeding the maximum rate of nonusurious interest allowed from time to time by applicable state or federal laws as now or as may hereinafter be in effect (the "MAXIMUM LEGAL RATE") and

                                       15

         in no event shall the Borrower be obligated to pay interest exceeding such Maximum Legal Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel any Company to pay a rate of interest exceeding the Maximum Legal Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate. In the event any interest is charged in excess of the Maximum Legal Rate (the "EXCESS"), the Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal of any obligations due, and, second, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into an usurious or otherwise illegal relationship. The parties hereto recognize that with fluctuations in the Prime Rate from time to time announced by the Bank such an unintentional result could inadvertently occur. By the execution of this Agreement, the Borrower covenants that the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and the Borrower shall not seek or pursue any other remedy, legal or equitable, against the Bank based, in whole or in part, upon the charging or receiving of any interest in excess of the Maximum Legal Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Bank, all interest at any time contracted for, charged or received by the Bank in connection with the Borrower's obligations shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement. If at any time the rate of interest payable hereunder with respect to any Note shall be computed for such Note on the basis of the Maximum Legal Rate, any subsequent reduction in the Contract Rate shall not reduce such interest thereafter payable hereunder with respect to such Note below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Contract Rate for such Note.

                  (b) Unless preempted by federal law, the rate of interest from time to time in effect hereunder shall not exceed the "INDICATED RATE CEILING" from time to time in effect under Chapter 1 of the Texas Credit Code (Vernon's Texas Civil Statutes), Section (a)(1), Article 5069-1.04, as amended.

                  (c) The provisions of this Section shall be deemed to be incorporated into every document or communication relating to the Indebtedness which sets forth or prescribes any account, right or claims or alleged account, right or claim of the Bank with respect to the Borrower (or any other Company in respect of the Indebtedness), whether or not any provisions of this Section is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the obligations asserted by the Bank thereunder, be automatically

                                       16

         recomputed by the Borrower or any other Company, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

                  (d) If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law, as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to the Bank by reason thereof shall be payable upon demand.

                  (e) The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes), Article 5069-15, as amended, are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other agreements executed in connection herewith or therewith or to the transactions contemplated hereby or thereby.

         2.6. FEES.

                  2.6.1. PREPARATION FEES. Simultaneously with the execution of this Agreement, the Borrower shall pay to the Bank the amount of the expenses (including attorney's fees and disbursements) incurred by the Bank in connection with the preparation of this Agreement and the other Loan Documents.

                  2.6.2. COMMITMENT FEE. The Borrower agrees (subject to SECTION
         2.5 hereof) to pay to the Bank in arrears a commitment fee for the period from and including the date of this Agreement to the Revolving Note Maturity Date equal to one-fourth of one percent (0.250%) per annum on the average daily difference between the Commitment Amount and the aggregate unpaid principal balance of the Revolving Loans. Such commitment fee shall be payable on the last Business Day of June, September, December and March, beginning June, 1996, and on the Revolving Note Maturity Date, for the periods ending on such dates.

         2.7. BASIS OF COMPUTATION. The amount of all accrued interest and fees hereunder and under the Notes shall be computed for the actual number of days elapsed in a year consisting of 360 days, unless the Ceiling Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Ceiling Rate, interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which accrued.

         2.8. MANDATORY PREPAYMENTS. The Borrower shall pay to the Bank the amount, if any, by which the aggregate unpaid principal amount of all Revolving Loans from time to time exceeds the Borrowing Base, together with all interest accrued and unpaid on the amount of such

                                       17

excess, but without other premium or penalty. Such prepayment shall be immediately due and owing upon the occurrence of any such excess.

         2.9. BASIS OF PAYMENTS; APPLICATION. All sums payable by the Borrower to the Bank under this agreement shall be paid directly to the Bank at its principal office in immediately available funds, without setoff, deduction or counterclaim. All payments and prepayments shall be applied first to interest, the balance to principal.

SECTION 3.SECURITY.

         To secure full and timely performance of the Borrower's covenants set out in this Agreement and to secure the repayment of the Notes and all other Indebtedness whatsoever of the Borrower to the Bank, the Borrower agrees to grant and assign a lien upon and security interest in the Collateral pursuant to the Security Documents and other instruments and agreements satisfactory to the Bank.

SECTION 4.CONDITIONS PRECEDENT TO OBLIGATIONS OF BANK.

         4.1. CONDITIONS TO FIRST DISBURSEMENT. The obligations of the Bank under this Agreement are subject to the occurrence, prior to or on the Disbursement Date first occurring, of each of the following conditions, any or all of which may be waived in whole or in part by the Bank in writing:

                  4.1.1. DOCUMENTS EXECUTED AND FILED. The Borrower shall have executed (or caused to be executed) and delivered to the Bank, the following, all in form satisfactory to the Bank:

                           (a) The Notes;

                           (b) The Mortgage;

                           (c) The Patent Security Agreement;

                           (d) The Trademark Security Agreement;

                           (e) The Subordination Agreement;

                           (f) The Financing Statements;

                           (g) An initial Borrowing Base Certificate;

                                       18

                           (h) A landlord's consent in form and substance
                  satisfactory to the Bank, executed by the landlord of the Borrower's Ohio location;

                           (i) The Letter of Credit Documents; and

                           (j) The other Security Documents (exclusive of the
                  Title Insurance Policy).

                  4.1.2. BORROWING AUTHORIZATIONS. The Borrower shall have furnished to the Bank a copy of resolutions of the Borrowing Authorization for the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the borrowing hereunder, the Notes and the other Loan Documents, which shall have been certified by the Secretary or Assistant Secretary of each Company as of the Disbursement Date first occurring.

                  4.1.3. CERTIFIED ARTICLES AND BYLAWS. The Borrower shall have furnished to the Bank a copy of the Organizational Documents of each of the Companies.

                  4.1.4. CERTIFICATES OF EXISTENCE, GOOD STANDING AND QUALIFICATION. The Borrower shall have furnished to the Bank a certificate of existence and good standing with respect to the Borrower, which shall have been certified by the state agencies issuing the same as of a date reasonably near the Disbursement Date first occurring.

                  4.1.5. AUDITS, EQUIPMENT APPRAISALS. The Bank shall have received (a) a report of an independent collateral field examiner (which may be, or be affiliated with, the Bank) with respect to the Accounts and Inventory of the Borrower, with all matters disclosed therein being satisfactory to the Bank, and (b) an appraisal of the "orderly liquidation sale" value of the Borrower's Equipment reflecting an amount not less than $1,000,000, prepared by an appraisal firm acceptable to the Bank.

                  4.1.6. UCC, PATENT AND TRADEMARK LIEN SEARCHES. The Bank shall have received (a) UCC, record and copy search, disclosing no notice of any liens or encumbrances filed against any of the Collateral in any relevant jurisdiction other than as relate to Permitted Liens (but exclusive of the Subordinated Liens). In addition, the Bank shall receive searches of the records of the United States Patent & Trademark Office reflecting title to the patents and trademarks covered by the Patent Security Agreement and the Trademark Security Agreement is in the Borrower (or, where an express assignment of such patents and trademarks pursuant to the Asset Purchase Agreement, in Maxxim) and disclosing no notice of any liens or encumbrances filed against any of such Collateral in any relevant jurisdiction other than the Patent Security Agreement, the Trademark Security Agreement and other than as relate to Permitted Liens.

                                       19

                  4.1.7. HAZARD INSURANCE. The Borrower shall have furnished to the Bank, in form and amounts and with companies satisfactory to the Bank, evidence of hazard insurance policies naming the Bank as "loss/payee", and relating to the assets and properties (including, but not limited to, the Collateral) of the Borrower.

                  4.1.8. PURCHASE AGREEMENT AND SUBORDINATED DEBT DOCUMENTS. The Bank shall have received a fully executed copy of the Purchase Agreement and the Subordinated Debt Documents, together with all schedules, annexes and other attachments contemplated therein, and shall have received evidence satisfactory to the Bank that the transactions contemplated therein have been consummated.

                  4.1.9. APPROVAL OF BANK COUNSEL. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., legal counsel for the Bank.

                  4.1.10. FINANCIAL STATEMENTS. The Borrower shall have furnished to the Bank consolidated (if applicable) annual audited financial statements for the Borrower and for Maxxim for their respective most recently ended fiscal year.

                  4.1.11. OTHER INFORMATION AND DOCUMENTATION. The Bank shall have received such other information, certificates and executed documents as they shall have reasonably requested.

         4.2. CONDITIONS TO ALL DISBURSEMENTS AND ISSUANCES. The obligation of the Bank to make any Revolving Loan on any Disbursement Date or to issue any Letter of Credit, including, but not limited to, the Disbursement Date or of the date of the issuance of a Letter of Credit, whichever occurs first, are subject to the occurrence, prior to or on the Disbursement Date related to such Revolving Loan or the issuance date of such Letter of Credit, whichever occurs first, of each of the following conditions, any or all of which may be waived in whole or in part by the Bank in writing:

                  4.2.1. CERTIFICATE. If such Loan is to made after the date hereof and is not being made pursuant to an automated advance and repayment mechanism provided to the Borrower by the Bank, the Bank shall have received a certificate substantially in the form of EXHIBIT E attached hereto and incorporated herein by reference for all purposes, executed by the chief executive or chief financial officer of the Borrower, certified as of such Disbursement Date, and confirming that, as of such Disbursement Date:

                           (a) No Default or Event of Default has occurred and
                  is continuing; and

                                       20

                           (b) The warranties and representations set forth in
                  SECTION 5 of this Agreement are true and correct on and as of such Disbursement Date.

                  4.2.2. LETTERS OF CREDIT. If a Letter of Credit is being requested, the Borrower shall have satisfied any and all requirements of the Letter of Credit Agreement within the times set forth therein.

                  4.2.3. BANK SATISFACTION. The Bank does not have actual knowledge that, as of such Disbursement Date:

                           (a) Any Default or Event of Default has occurred and
                  is continuing;

                           (b) Any provision of law, any order of any court or
                  other agency of government or any regulation, rule or interpretation thereof has had a material adverse effect on the validity or enforceability of any Loan Document.

SECTION 5.WARRANTIES AND REPRESENTATIONS.

         The Borrower represents and warrants to the Bank that:

         5.1. CORPORATE EXISTENCE AND POWER. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the law of the state of its incorporation. The Borrower and each of the Subsidiaries have the corporate power and authority to own their respective properties and assets and to carry out their respective business as now being conducted and are, or will within thirty (30) days from the date hereof be, qualified to do business and in good standing in every jurisdiction (including, without limitation, Ohio) wherein the failure to be so qualified could have a material adverse effect on the Borrower or any Subsidiary. The Borrower has the corporate power and authority to execute and perform this Agreement, to borrow money in accordance with its terms, to execute and deliver the Notes and other Loan Documents, to grant to the Bank liens and security interest in the Collateral as hereby contemplated and to do any and all other things required of it hereunder.

         5.2. AUTHORIZATION AND APPROVALS. The execution, delivery and performance of this Agreement, the borrowings hereunder and the execution and delivery of the Notes, the Letter of Credit Documents and other Loan Documents to which any of the Companies is a party have been duly authorized by all requisite corporate action, do not require registration with or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body, or, if such registration, consent or approval is required, the same has been obtained and disclosed in writing to the Bank or will be completed or obtained concurrently with the execution and delivery of this Agreement, will not violate any provision of law, any order of any court or other agency of government, the Organizational Documents of any Company,

                                       21

any provision of any indenture, agreement or other instrument to which any of the Companies is a party, or by which it or any of its properties or assets are bound, will not be in conflict with, result in a breach of or constitute (with or without notice or passage of time) a default under any such indenture, agreement or other instrument, and will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of any of the Companies other than in favor of the Bank and as contemplated hereby.

         5.3. VALID AND BINDING AGREEMENT. This Agreement is, and the Notes, the Security Documents, the Letter of Credit Documents and all other Loan Documents to which any of the Companies is a party will be, when delivered, valid and binding obligations of such Company, enforceable in accordance with their respective terms except for laws and equitable principles affecting the enforcement of creditors' rights generally.

         5.4. ACTIONS, SUITS OR PROCEEDINGS. Except as disclosed on SCHEDULE 5.4, there are no actions, suits or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any governmental commission, board, bureau or other administrative agency, pending, or, to the best knowledge of the Borrower, threatened against or affecting any Company, or any properties or rights of any Company which, if adversely determined, could reasonably be expected to materially impair the right of any Company to carry on business substantially as now conducted or could reasonably be expected to have a material adverse effect upon the financial condition of any Company.

         5.5. SUBSIDIARIES. The Borrower has no Subsidiaries.

         5.6. NO LIENS, PLEDGES, MORTGAGES OR SECURITY INTERESTS. Except for Permitted Liens and the liens and security interests securing indebtedness to be satisfied in full with proceeds from the initial loan hereunder (and which such liens and security interests are to be released simultaneously with such satisfaction), no Company's assets and properties, including, without limitation, the Collateral, is subject to any mortgage, pledge, lien, security interest or other encumbrance of any kind or character.

         5.7. ACCOUNTING PRINCIPLES. The Financial Statements have been prepared in accordance with GAAP and fully and fairly present in all material respects the financial condition of each Company as of the dates, and the results of their operations for the periods, for which the same are furnished to the Bank. To the best of any Company's knowledge and belief, no Company has any material contingent obligations, liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, the Financial Statements.

                                       22

         5.8. NO ADVERSE CHANGES. There has been no material adverse change in the business, properties or condition (financial or otherwise) of any of the Companies since the date of the latest of the Financial Statements.

         5.9. CONDITIONS PRECEDENT. As of each Disbursement Date, all appropriate conditions precedent referred to in SECTION 4 hereof shall have been satisfied (or waived in writing by the Bank).

         5.10. TAXES. Each Company has filed by the due date therefor all federal, state and local tax returns and other reports they are required by law to file and which are material to the conduct of their respective businesses, have paid or caused to be paid all taxes, assessments and other governmental charges that are shown to be due and payable under such returns, and have made adequate provision for the payment of such taxes, assessments or other governmental charges which have accrued but are not yet payable. No Company has any knowledge of any deficiency or assessment in a material amount in connection with any taxes, assessments or other governmental charges not adequately disclosed in the Financial Statements.

         5.11. COMPLIANCE WITH LAWS. Except as disclosed on SCHEDULE 5.11, each Company has complied with all applicable laws, to the extent that failure to comply would materially interfere with the conduct of the business of any of the Companies.

         5.12. INDEBTEDNESS. Except as permitted by SECTIONS 7.5, 7.6 and 7.7 of this Agreement, and as otherwise disclosed on SCHEDULE 5.12, neither the Borrower nor any of the Subsidiaries has any indebtedness for money borrowed or any agreements of guarantee or surety except for the endorsement of negotiable instruments by the Borrower and the Subsidiaries in the ordinary course of business for deposit or collection.

         5.13. MATERIAL AGREEMENTS. Except as disclosed on SCHEDULE 5.13, neither the Borrower nor any of the Subsidiaries has any material leases, contracts or commitments of any kind (including, without limitation, employment agreements, collective bargaining agreements, powers of attorney, distribution contracts, patent or trademark licenses, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans, or accrued vacation pay, insurance and welfare agreements); to the best knowledge of the Borrower, other than with respect to consents to the assignment of such material leases, contracts or commitments required by the terms thereof disclosed on SCHEDULE 5.13, all parties to such agreements (including, without limitation, the Borrower and the Subsidiaries) have complied with the provisions of such leases, contracts or commitments; and to the best knowledge of the Borrower, no party to such agreements (including, without limitation, the Borrower and the Subsidiaries) is in default thereunder, nor has there occurred any event which with notice or the passage of time, or both, would constitute such a default. The Borrower have no Key Agreements as of the date hereof.

                                       23

         5.14. MARGIN STOCK. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "MARGIN STOCK" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any Revolving Loan will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any other purpose which might violate the provisions of Regulation G, T, U or X of the said Board of Governors. The Borrower does not own any margin stock.

         5.15. PENSION FUNDING. No Company has incurred any material accumulated funding deficiency within the meaning of ERISA and has not incurred any material liability to the PBGC in connection with any employee benefit plan established or maintained by the Borrower or any of the Subsidiaries and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans.

         5.16. MISREPRESENTATION. No warranty or representation by any Company contained herein or in any certificate or other document furnished by any Company pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances under which it was made.

         5.17. BORROWING BASE COMPONENTS.

                  5.17.1. ELIGIBLE ACCOUNTS. As to each Account represented by the Borrower to be an "ELIGIBLE ACCOUNT" on a Borrowing Base Certificate, as of the date of each such Borrowing Base Certificate:

                           (a) Such Account arose in the ordinary course of the
                  business of the Borrower out of either a bona fide sale of Inventory by the Borrower, and in such case such Inventory has in fact been shipped to, and accepted and retained by, the appropriate account debtor or the sale has otherwise been consummated in accordance with such order, or services performed by the Borrower under an enforceable contract (other than those relating to training), and in such case such services have in fact been performed for the appropriate account debtor in accordance with such contract.

                           (b) Such Account represents a legally valid and
                  enforceable claim which is due and owing to the Borrower by such account debtor and for such amount as is represented by the Borrower to the Bank on such Borrowing Base Certificate, such Account is due and payable not more than thirty (30) days from the delivery of the related Inventory, or the performance of the related services, giving rise to such Account and such Account has not been due for more than ninety (90) days from the date of invoice.

                                       24

                           (c) The unpaid balance of such Account as represented
                  by the Borrower to the Bank on such Borrowing Base Certificate is not subject to any defense, counterclaim, setoff, credit, allowance or adjustment by the account debtor because of returned, inferior or damaged Inventory or services, or for any other reason, except for customary discounts allowed by a Borrower in the ordinary course of business for prompt payment, and there is no agreement between the Borrower, the related account debtor and any other person for any rebate, discount, concession or release of liability, in whole or in part.

                           (d) The transactions leading to the creation of such
                  Account comply with all applicable state and federal laws and regulations.

                           (e) The Borrower has granted to the Bank a perfected
                  security interest in such Account (as an item of the Collateral) prior in right to all other persons (other than Permitted Liens), and such Account has not been sold, transferred or otherwise assigned by the Borrower to any person, other than the Bank.

                           (f) Such Account is not represented by any note,
                  trade acceptance, draft or other negotiable instrument or by any chattel paper, except any such as have been endorsed and delivered by the Borrower to the Bank on or prior to such Account's inclusion on such Borrowing Base Certificate.

                           (g) The Borrower has not received, with respect to
                  such Account, any notice of the death of the related account debtor or any partner thereof, nor of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such account debtor.

                           (h) The account debtor on such Account is not:

                                    (i) an affiliate of the Borrower,

                                    (ii) the United States of America or any
                           department, agency or instrumentality thereof, in any case other than in the case of a Medicare Receivable,

                                    (iii) a citizen or resident of any
                           jurisdiction other than one of the United States or Canada, unless the Borrower has received a letter of credit in an amount equal to or greater than such Account issued by a financial institution

                                       25

                           acceptable to the Bank and otherwise in form and substance satisfactory to the Bank,

                                    (iv) one which has more than twenty-five
                           percent (25%) of the aggregate Accounts owed by it which are more than ninety (90) days past the date of invoice, or

                                    (v) an account debtor whom the Bank has, in
                           the exercise of such Bank's sole discretion, determined to be (based on such factors as the Bank deems appropriate) an ineligible account debtor and as to which the Bank has notified the Borrower, PROVIDED, HOWEVER, that any such notice shall not apply as to any Account of such account debtor which has been included on a Borrowing Base Certificate by the Borrower prior to the giving of such notice by the Bank and which meets each and every other requirement under this Agreement for the denomination of such Account as an "ELIGIBLE ACCOUNT."

                  5.17.2. ELIGIBLE INVENTORY. As to each item of Inventory represented by the Borrower to be "ELIGIBLE INVENTORY" on a Borrowing Base Certificate, as of the date of each such Borrowing Base
         Certificate:

                           (a) Such item of Inventory is of good and
                  merchantable quality and is usable or salable by the Borrower in the ordinary course of the Borrower's business, and is not obsolete.

                           (b) The Borrower has granted to the Bank a perfected
                  security interest in such item of Inventory (as an item of the Collateral) prior in right to all other persons (other than Permitted Liens), and such item of Inventory has not been sold, transferred or otherwise assigned by the Borrower to any person, other than the Bank and other than sales in the ordinary course of business occurring after the date of such Borrowing Base Certificate.

                           (c) Such item of Inventory is located within the
                  United States of America and is in the possession and control of the Borrower at one of the locations described on SCHEDULE
                  5.17.2 attached hereto.

         5.18. ASSUMED NAMES; OTHER NAMES. Neither the Borrower nor any of the other parties to the Purchase Agreement has changed its name during the last five (5) years. The only assumed names used by Maxxim in connection with its Henley Healthcare division in the last five (5) years are "Henley Operating Company, Henley International and Henley Healthcare."

                                       26

SECTION 6.AFFIRMATIVE COVENANTS.

         From the date hereof until the principal of and interest on each Note and other Indebtedness is paid in full, all Letter of Credit Liabilities have been terminated, paid in full or otherwise satisfied and the ability, if any, of the Borrower to obtain Revolving Loans or Letters of Credit under the Letter of Credit Agreement has irrevocably terminated, the Borrower covenants and agrees that it will (or will cause each other Company to):

         6.1. FINANCIAL AND OTHER INFORMATION.

                  6.1.1. ANNUAL FINANCIAL REPORTS. Furnish to the Bank in form satisfactory to the Bank not later than ninety (90) days after the close of each fiscal year of the Borrower beginning with its 1995 fiscal year, on a consolidated and consolidating basis, a balance sheet as at the close of each such fiscal year, statements of income and statements of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports. Such reports shall be prepared in accordance with GAAP by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank and shall contain unqualified opinions that the financial statements present fairly the Companies' financial position and results of operations in all material respects. In addition, the Borrower shall furnish or cause to be furnished to the Bank in form satisfactory to the Bank not later than ninety (90) days after the close of Maxxim's 1995 fiscal year, on a consolidated and consolidating basis, a balance sheet as at the close of such fiscal year, statements of income and statements of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports for Maxxim's 1995 fiscal year.

                  6.1.2. MONTHLY FINANCIAL STATEMENTS. Furnish to the Bank not later than twenty (20) days after the close of each month of each fiscal year of the Borrower, beginning with February 1996, financial statements containing the balance sheet of the Borrower as of the end of each such period, statements of income and statements of cash flows of the Borrower up to the end of such period, all on a consolidated basis. These statements shall be prepared on substantially the same accounting basis as the statements required in SECTION 6.1.1 of this Agreement and shall be in such detail as the Bank may reasonably require, and the accuracy of the statements shall be certified by the chief executive or financial officer of the Borrower.

                  6.1.3. NO DEFAULT CERTIFICATE. Together with each delivery of the financial statements required by SECTIONS 6.1.1 and 6.1.2 of this Agreement, furnish to the Bank a compliance certificate substantially in the form of EXHIBIT G attached hereto and incorporated herein by reference for all purposes, duly executed by its chief executive or financial officer stating, among other things, that no Event of Default or Default has

                                       27

         occurred, or if any such Event of Default or Default exists, stating the nature thereof, the period of existence thereof and what action the Borrower propose to take with respect thereto accompanied by such supporting calculations contained in such certificate as the Lender may request.

                  6.1.4. AGING AND BORROWING BASE CERTIFICATE. Furnish to the Bank monthly by the 10th of each month a Borrowing Base Certificate confirming that the sum of (1) the aggregate unpaid principal balance of all the Revolving Loans PLUS (2) the aggregate Letter of Credit Liabilities, does not exceed the Maximum Available Amount as then in effect (or if such is not the case, accompanied by a prepayment of the Revolving Note or Cover for Letters of Credit or a cancelled Letter of Credit, or combination thereof, in accordance with SECTION 2.8 of this Agreement), an aging as of the end of the preceding month of the Borrower's Accounts in a form satisfactory to the Bank, a summary of the Borrower's Inventory as of the end of such calendar month, prepared in reasonable detail and containing such other information as the Bank may request, and an aging as of the end of the preceding month of the Borrower's accounts payable in a form satisfactory to the Bank in its sole and absolute discretion. In addition, furnish the Bank by the 10th of the month, a Borrowing Base Certificate confirming that the sum of
         (1) the aggregate unpaid principal balance of all the Revolving Loans PLUS (2) the aggregate Letter of Credit Liabilities, does not exceed the Maximum Available Amount as then in effect (or if such is not the case, accompanied by a prepayment of the Revolving Note or Cover for Letters of Credit or a cancelled Letter of Credit, or a combination thereof, in accordance with SECTION 2.8 of this Agreement).

                  6.1.5. SEC REPORTS. Furnish to the Bank within five (5) days after the filing with the Securities and Exchange Commission by any Company, true, correct and complete copies of all such filings, of any financial statements, registration statements, reports and proxy statements.

                  6.1.6. HENLEY AUDITED FINANCIAL STATEMENTS. Furnish to the Bank as soon as available but in no event later than , 1996, a copy of the audited financial statements for the Henley Healthcare division as of the end of October, 1994 and October, 1995.

                  6.1.7. INVENTORY NOT IN WAREHOUSE. Furnish to the Bank not later than twenty (20) days after the close of each fiscal quarter of the Borrower, beginning with March 31, 1996, a listing of all Inventory of the Borrower held by third parties on a consignment basis or otherwise not in the possession of the Borrower at one of the locations described on SCHEDULE 5.17.2 hereof, including, without limitation, a description of its value and the location and the name, address and telephone number of each such third party and otherwise containing such other information as the Bank may request.

                                       28

                  6.1.8. ADVERSE EVENTS. Promptly inform the Bank of the occurrence of any Event of Default or Default, or of any occurrence which has or could reasonably be expected to have a materially adverse effect upon the Borrower's business, properties, financial condition or ability to comply with its obligations hereunder.

                  6.1.9. MANAGEMENT LETTERS. Furnish to the Bank, promptly upon receipt thereof, copies of all management letters and other reports of substance submitted to the Borrower by independent certified public accountants in connection with any annual or interim audit of the books of the Borrower.

                  6.1.10. AUDITS. From time to time, at any time upon the request of the Bank, a report of an independent collateral field examiner (which may be, or be affiliated with, the Bank) with respect to the Accounts component included in the Borrowing Base. From time to time, at any time upon the request of the Bank, a report of an independent collateral field examiner (which may be, or be affiliated with, the Bank) with respect to the Inventory component included in the Borrowing Base (PROVIDED, HOWEVER, that so long as no Event of Default has occurred which is then continuing, the Bank shall not require such a report more than twice per calendar year). So long as no Event of Default has occurred which is then continuing, the Borrower will not be responsible for the cost of any such audit. Upon the occurrence of an Event of Default, the Borrower shall promptly pay to the Bank upon demand, the costs of all such audits occurring after such occurrence of an Event of Default.

                  6.1.11. TAX RETURNS. As soon as it has been filed with the United States Internal Revenue Service, each Company's federal tax return.

                  6.1.12. OTHER INFORMATION AS REQUESTED. Promptly furnish (or cause to be furnished) to the Bank such other information regarding the operations, business affairs and financial condition of the Companies as the Bank may reasonably request from time to time and permit the Bank, its employees, attorneys and agents, to inspect all of the books, records and properties of the Companies at any reasonable time.

         6.2. INSURANCE. Keep its (and cause the Subsidiaries to keep their respective) insurable properties (including, but not limited to, the Collateral) adequately insured and maintain insurance against fire and other risks customarily insured against by companies engaged in the same or a similar business to that of the Borrower or the Subsidiaries, whichever is applicable, necessary worker's compensation insurance, public liability and product liability insurance, and such other insurance as may be required by law or as may be reasonably required in writing by the Bank, all of which insurance shall be in such amounts, containing such terms, in such form, for such purposes and written by such companies as may be satisfactory to the Bank. All such policies shall contain a provision whereby they may not be canceled except upon thirty days' prior written notice to the Bank. The Borrower will deliver to the Bank, at the Bank's request,

                                       29

evidence satisfactory to the Bank that such insurance has been so procured and, with respect to casualty insurance, names the Bank as "loss/payee" and as its interest may appear. If the Borrower fails to maintain satisfactory insurance as herein provided, the Bank shall have the option to do so, and the Borrower agrees to repay the Bank, with interest at the Past Due Rate, all amounts so expended by the Bank. The Borrower hereby appoints the Bank as the Borrower's attorney-in-fact, which appointment is coupled with an interest and irrevocable, to endorse any check or draft payable to the Borrower in connection with returned or unearned premiums on said insurance or the proceeds of said insurance, and any amount so collected may be applied toward satisfaction of the Indebtedness, PROVIDED, HOWEVER, that the Bank shall not be required hereunder so to act. The provisions of this Section are in addition to and cumulative of the insurance provisions set forth in the Mortgage.

         6.3. TAXES. Pay promptly and within the time that they can be paid without interest or penalty all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon the Borrower, the Subsidiaries and their respective property, except to the extent being contested in good faith and, if requested by the Bank, bonded in a manner satisfactory to the Bank. If the Borrower shall fail to pay such taxes and assessments by their due date, the Bank shall have the option to do so, and the Borrower agrees to repay the Bank, with interest at the Past Due Rate, all amounts so expended by the Bank.

         6.4. MAINTAIN CORPORATION AND BUSINESS. Do or cause to be done all things necessary to preserve and keep in full force and effect the Borrower's or any of the Subsidiaries' corporate existence, rights and franchises, if any, and comply with all applicable laws unless the failure to do so could not reasonably be expected to have a material adverse effect on the Borrower or any of its property or business; continue to conduct and operate their respective businesses substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of their respective property used or useful in the conduct of their respective business and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         6.5. MAINTAIN TANGIBLE NET WORTH. Maintain on a consolidated statement basis a Tangible Net Worth of not less than the sum of (a) $823,000 PLUS (b) the Tangible Net Worth Step-Up.

         6.6. MAINTAIN LEVERAGE RATIO. Have on a consolidated statement basis the ratio of (a) Debt less the Debt evidenced by the Subordinated Debt Documents to (b) Tangible Net Worth plus the Debt evidenced by the Subordinated Debt Documents, of not more than 1.25 to 1.00 at all times.

                                       30

         6.7. MAINTAIN WORKING CAPITAL. Maintain on a consolidated statement basis Working Capital of not less than $7,200,000 at all times.

         6.8. FIXED CHARGE COVERAGE RATIO. Maintain a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00 at all times.

         6.9. INTEREST COVERAGE RATIO. Maintain an Interest Coverage Ratio of not less than 1.75 to 1.00 at all times.

         6.10. QUICK RATIO. Maintain on a consolidated statement basis the ratio of (a) cash plus nonaffiliated customer receivables to (b) Current Liabilities (inclusive of outstanding Revolving Loans), of not less than 0.80 to 1.00 at all times.

         6.11. CURRENT RATIO. Maintain at all times on a consolidated statement basis the ratio of (a) Current Assets to (b) Current Liabilities (inclusive of outstanding Revolving Loans), of not less than 2.50 to 1.00 at all times.

         6.12. ERISA. At all times meet and cause each of the Subsidiaries to meet the minimum funding requirements of ERISA with respect to the Borrower and the Subsidiaries' employee benefit plans subject to ERISA; promptly after the Borrower knows or has reason to know of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA, or that the PBGC or the Borrower (or any Subsidiary) has instituted or will institute proceedings to terminate an employee pension plan, deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth details as to such event or proceedings and the action which the Borrower (or any Subsidiary) proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and furnish to the Bank (or cause the plan administrator to furnish the Bank) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by the Borrower (or any Subsidiary), not later than ten (10) days after such report has been so filed.

         6.13. USE OF LOAN PROCEEDS. Use the proceeds of any Revolving Loan for the purpose set forth in the recitals to this Agreement.

         6.14. KEY AGREEMENTS. Promptly upon entering into any Key Agreement, provide true, correct and complete copies thereof to the Bank.

         6.15. LOCKBOX DEPOSITS. Direct all Account debtors to make remittance to the Lockbox.

         6.16. NOTICE OF EVENTS. Notify the Borrower immediately upon acquiring knowledge of the occurrence of, or if the Borrower or any of the Subsidiaries causes or intends to cause,

                                       31

as the case may be: (1) the institution of any lawsuit or administrative proceeding affecting the Borrower or any of the Subsidiaries involving monetary claims in excess of $250,000 or the institution of any lawsuit or administrative proceeding affecting the Borrower or any of the Subsidiaries, the adverse determination under which could have a material adverse effect on the business, condition (financial or otherwise), operations, property or prospects of the Borrower any of the Subsidiaries or on their respective ability to perform any of their respective obligations under any Loan Document to which it is a party;
(2) any material adverse change, either in any case or in the aggregate, in the assets, liabilities, business, condition (financial or otherwise), operations, property or prospects of the Borrower and the Subsidiaries on a consolidated basis; (3) any Event of Default or any Default, together with a detailed statement by an appropriate officer or other responsible party acceptable to the Bank one behalf of the Borrower of the steps being taken to cure the effect of such Event of Default or Default; (4) the occurrence of a default or event of default by the Borrower or any of the Subsidiaries under any agreement or series of related agreements to which it is a party where such default could result in monetary damages in excess of $250,000, and (5) any change in the accuracy of the representations and warranties of the Borrower or any of the Subsidiaries in this Agreement or any other Loan Document. The Borrower will notify the Bank in writing within 30 days prior to the date that the Borrower or any of the Subsidiaries changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records. Any notice of a name change delivered to the Bank shall be accompanied by such certificates of governmental authorities as the Bank may require substantiating such name change.

         6.17. TITLE INSURANCE POLICY. Deliver to the Bank the Title Insurance Policy within ten (10) days from the date hereof.

         6.18. CERTIFICATE OF TITLE. Have any assets subject to certificate of title laws which is greater than in the aggregate at any time $50,000 unless the certificates of title thereto have been delivered to the Bank.

         6.19. CERTIFICATES OF GOOD STANDING AND QUALIFICATION. Furnish to the Bank within thirty (30) days from the date hereof a certificate from the appropriate public official of each jurisdiction (including, without limitation, Ohio) as to the due qualification to do business and good standing of the Borrower where such qualification is necessary to conduct the Borrower's business in such jurisdiction.

         6.20. EQUIPMENT AUDITS. From time to time, at any time upon the request of the Bank, a report of an independent collateral field examiner (which may be, or be affiliated with, the Bank) with respect to the Companies' Equipment. So long as no Event of Default has occurred which is then continuing, the Borrower will not be responsible for the cost of any such audit. Upon the occurrence of an Event of Default, the Borrower shall promptly pay to the Bank upon demand, the costs of all such audits occurring after such occurrence of an Event of Default.

                                       32

         6.21. REAL ESTATE AUDITS. From time to time, at any time upon the request of the Bank, a report of an independent collateral field examiner (which may be, or be affiliated with, the Bank) with respect to the Collateral covered by the Mortgage. So long as no Event of Default has occurred which is then continuing, the Borrower will not be responsible for the cost of any such audit. Upon the occurrence of an Event of Default, the Borrower shall promptly pay to the Bank upon demand, the costs of all such audits occurring after such occurrence of an Event of Default.

         6.22. CONSENTS TO ASSIGNMENTS. Within twenty (20) days from the date hereof, the Borrower shall obtain all consents to the assignment by Maxxim to the Borrower pursuant to the terms of the Purchase Agreement of the material leases, contracts and commitments listed on SCHEDULE 5.13 hereof and for which approval by the other party thereto is required in connection with such assignment.

SECTION 7.NEGATIVE COVENANTS.

         From the date hereof until the principal of and interest on each Note and other Indebtedness is paid in full, the Borrower covenants and agrees that it will not and will not permit any Subsidiary to:

         7.1. CAPITAL EXPENDITURES; FDA EXPENDITURES. Make (a) Capital Expenditures on a consolidated basis during any fiscal year of the Borrower in excess of $500,000, or (b) FDA Expenditures on a consolidated basis during any fiscal year of the Borrower in excess of $200,000.

         7.2. STOCK ACQUISITION. Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so.

         7.3. LIENS AND ENCUMBRANCES. Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind (including any charge upon property purchased or acquired under a conditional sales or other title-retaining agreement or lease required to be capitalized under GAAP) upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens.

         7.4. INDEBTEDNESS. Incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, or any other indebtedness whatsoever, except for (1) the Indebtedness, (2) the Subordinated Debt, (3) other indebtedness subordinated to the prior payment in full of the Indebtedness upon terms and conditions approved in writing by the Bank, (4) existing indebtedness to the extent set forth on SCHEDULE 5.12, (5) other Debt not to exceed in the aggregate $500,000 at any time, and (6) renewals and extensions thereof (but not increases

                                       33

therein), trade indebtedness incurred and paid in the ordinary course of business, contingent indebtedness to the extent permitted by SECTION 7.7 of this Agreement, indebtedness secured by Permitted Liens, and obligations to the extent permitted by SECTION 7.11 of this Agreement.

         7.5. EXTENSION OF CREDIT. Make loans, advances or extensions of credit to any Person in excess of $50,000 in the aggregate at any time, except for (a) sales on open account and otherwise in the ordinary course of business and (b) Permitted Subsidiary Investments.

         7.6. GUARANTEE OBLIGATIONS. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other person, or otherwise, except for the endorsement of negotiable instruments by a Borrower in the ordinary course of business for deposit or collection.

         7.7. SUBORDINATE INDEBTEDNESS. Subordinate any indebtedness due to it from a Person to indebtedness of other creditors of such Person.

         7.8. PROPERTY TRANSFER, MERGER AND FORMATION OF SUBSIDIARIES. Sell, lease, transfer or otherwise dispose of all or, except as to the sale of Inventory in the ordinary course of business, any material part (and in any event more than five percent [5%] during the term of this Agreement) of its properties and assets (whether in one transaction or in a series of transactions), change its name, consolidate with or merge into any other corporation, permit another corporation to merge into it, acquire all or substantially all the properties or assets of any other person, enter into any reorganization or recapitalization or reclassify its capital stock, enter into any sale-leaseback transaction, or form, acquire or permit to exist any Subsidiary without the express written consent of the Bank given in its sole and absolute discretion. Nothing contained in this Agreement or any of the other Loan Documents (including, without limitation, the references to Subsidiaries or consolidated and consolidating financial statements) shall be deemed or construed as a consent to the Borrower's creation or acquisition of any Subsidiary. Should the Bank in its sole and absolute discretion consent to the creation or acquisition of any Subsidiary, then a Subsidiary wholly owned by the Borrower may be merged into, or consolidated with, the Borrower or another Subsidiary wholly owned by the Borrower, and such Subsidiary may sell, lease or transfer all or a substantial part of its assets to the Borrower or another Subsidiary wholly owned by the Borrower, and the Borrower or such Subsidiary may acquire all or substantially all of the properties and assets of the Subsidiary so to be merged into, or consolidated with, it or so to be sold, leased or transferred to it.

                                       34

         7.9. ACQUIRE SECURITIES. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person except for Permitted Investments.

         7.10. PENSION PLANS. Allow any fact, condition or event to occur or exist with respect to an employee pension or profit sharing plan which might constitute grounds for termination of any such plan or for the appointment by a United States District Court of a trustee to administer any such plan, or permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result a liability of the Borrower or any of the Subsidiaries to the PBGC which in the opinion of the Bank, will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

         7.11. MISREPRESENTATION. Furnish (or permit any other Company to furnish) the Bank with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

         7.12. MARGIN STOCK. Apply any of the proceeds of any Note to the purchase of carrying of any "MARGIN STOCK" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

         7.13. COMPLIANCE WITH ENVIRONMENTAL LAWS. Use (or permit any tenant to use) any of its respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Substance except in all respects in compliance with Environmental Laws, generate any Hazardous Substance except in all respects in compliance with Environmental Laws, conduct any activity which is likely to cause a release of any Hazardous Substance, or otherwise conduct any activity or use any of its respective properties or assets in any manner that is likely to violate any Environmental Law.

         7.14. DIVIDENDS. Declare or pay any dividend (other than dividends payable solely in shares of its capital stock) (or permit any other Company to do so) on, or make any other distribution with respect to (whether by reduction of capital or otherwise), any shares of its capital stock except dividends from a Subsidiary to the Borrower.

         7.15. PURCHASE AGREEMENT; SUBORDINATED DEBT DOCUMENTS. Terminate or agree to the termination of the Purchase Agreement or any of the Subordinated Debt Documents or amend, modify or obtain or grant a waiver of any provision of the Purchase Agreement or any of the Subordinated Debt Documents, unless the same shall be consented to in writing by the Bank.

                                       35

SECTION 8. EVENTS OF DEFAULT - ENFORCEMENT - APPLICATION OF PROCEEDS.

         8.1. EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an Event of Default (herein so called) hereunder:

                  8.1.1. FAILURE TO PAY MONIES DUE. If any principal of or accrued interest on any Note, any fees under SECTION 2.6 of this Agreement or any other Indebtedness shall not be paid when due, by acceleration or otherwise.

                  8.1.2. MISREPRESENTATION. If any warranty or representation of any of the Companies in connection with or contained in this Agreement, or if any financial data or other information now or hereafter furnished to the Bank by or on behalf of any Company shall prove to be false or misleading in any material respect.

                  8.1.3. NONCOMPLIANCE WITH BANK AGREEMENTS. If any Company shall fail to perform any of its Debt and covenants under, or shall fail to comply with any of the provisions of, this Agreement or any other agreement with the Bank to which it may be a party.

                  8.1.4. OTHER DEFAULTS. If any Company shall default in the due payment of any of its indebtedness (other than the Indebtedness) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such indebtedness and such default results in the acceleration of the Debt, irrespective of whether any such default shall be forgiven or waived by the holder thereof, unless such payment is being contested in good faith and adequate reserves for the payment thereof have been established.

                  8.1.5. JUDGMENTS. If there shall be rendered against any Company one or more judgments or decrees involving an aggregate liability of $50,000 or more, which has or have become nonappealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than 20 days, whether or not consecutive; or of a writ of attachment or garnishment against the property of any Company shall be issued and levied in an action claiming $50,000 or more and not released or appealed and bonded in a manner satisfactory to the Bank within 30 days thereafter.

                  8.1.6. BUSINESS SUSPENSION, BANKRUPTCY, ETC. If the Borrower or any Subsidiary shall voluntarily suspend transaction of its business; or if any Company shall not pay its debts, generally, as they mature or shall make a general assignment for the benefit of creditors; or proceedings in bankruptcy, or for reorganization or liquidation of any Company under the Bankruptcy Code or under any other state or federal law for the relief of debtors shall be commenced by any Company or shall be commenced against any Company and shall not be discharged within sixty (60) days of commencement; or

                                       36

         a receiver, trustee or custodian shall be appointed for any Company or for any substantial portion of its respective properties or assets.

                  8.1.7. CHANGE OF CONTROL OR MANAGEMENT. If Michael M. Barbour or Chadwick F. Smith shall cease to serve as officers of the Borrower in substantially the same capacity as they currently serve or if Michael M. Barbour or Chadwick F. Smith shall cease to serve as a member of the Borrower's board of directors.

                  8.1.8. INADEQUATE FUNDING OR TERMINATION OF EMPLOYEE/BENEFIT PLAN(S). If any Company shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan established or maintained by such Company, or if any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of any Company to the PBGC which in the opinion of the Bank will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of any Company.

                  8.1.9. OCCURRENCE OF CERTAIN REPORTABLE EVENTS. If there shall occur, with respect to any pension plan maintained by any Company, any reportable event (within the meaning of section 4043(b) of ERISA) which the Bank shall determine in good faith constitutes a ground for the termination of any such plan, and if such event continues for 30 days after the Bank gives written notice to the Borrower, provided that termination of such plan or appointment of such trustee would, in the opinion of the Bank, have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of any Company.

                  8.1.10. LOSS OR DAMAGE. If any loss, theft, substantial damage or destruction to or of any material portion of the Collateral occurs which is not fully covered by insurance after the payment of industry standard deductibles by the Borrower under applicable insurance policies.

                  8.1.11. ADVERSE CHANGE. If any material and adverse change in the business operations and condition, financial or otherwise, of any Company occurs.

                  8.1.12. PBGC. Except as expressly permitted herein, if a notice of lien, levy or assessment is filed of record with respect to all or any of the assets of any Company by the United States of America, or any department, agency, or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the PBGC, or if any taxes or debts owing at any time or times hereafter to any one of them becomes a lien or encumbrance upon the Collateral or any other assets of the Borrower or any Subsidiary.

                                       37

         8.2. REMEDIES. Upon the occurrence of any Event of Default, and at any time thereafter, the obligation, if any, to make a Revolving Loan or to issue Letters of Credit shall cease and terminate, and the Bank shall have the right, at its option, to declare the unpaid balance of the Indebtedness to be immediately due and payable without further notice (including notice of intent to accelerate and notice of acceleration), protest or demand or presentment for payment, all of which are hereby expressly waived by the Borrower, to require Borrower to pay to the Bank, in immediately available funds, an amount equal to the then aggregate amount available for drawings under all Letters of Credit (which funds shall be held by the Bank as Cover) and to enforce or avail itself of any and all powers, rights and remedies available at law or provided in this Agreement, the Notes, the Letter of Credit Documents, the other Loan Documents or any other document executed pursuant hereto or in connection herewith. Notwithstanding any provision in this Section to the contrary, upon the occurrence of any Event of Default, the Bank shall have the right, immediately and without notice, to take possession of and exercise possessory rights with regard to any Collateral. Every power, right or remedy of the Bank set forth in this Agreement, the Notes, the Letter of Credit Documents the other Loan Documents or any other document executed pursuant hereto or in connection herewith, or afforded by law may be exercised from time to time, and as often as may be deemed expedient by the Bank.

         8.3. APPLICATION OF PROCEEDS. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by the Bank, first upon all expenses authorized by the Uniform Commercial Code and all reasonable attorneys' fees and legal expenses incurred by the Bank; the balance of the proceeds of such sale or other disposition shall be applied to the payment of the Indebtedness, first to interest, then to principal; and the surplus, if any, shall be paid over to the Borrower or to such other person or persons as may be entitled thereto under applicable law. The Borrower shall remain jointly and severally liable for any deficiency, which shall pay to the Bank immediately upon demand.

         8.4. CUMULATIVE REMEDIES. The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor should it be construed, to preclude the Bank from pursuing any other remedy for the recovery of any other sum to which the Bank may be or become entitled for the breach of this Agreement by the Borrower.

SECTION 9.MISCELLANEOUS.

         9.1. INDEPENDENT RIGHTS. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise thereof, shall preclude other or further exercise of the rights of the parties to this Agreement.

                                       38

         9.2. COVENANT INDEPENDENCE. Each covenant in this Agreement shall be deemed to be independent of any other covenant, and an exception in one covenant shall not create an exception in another covenant.

         9.3. WAIVERS AND AMENDMENTS. No forbearance on the part of the Bank in enforcing any of its rights under this Agreement, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by the Borrower hereunder or by any Company under any of the other Loan Documents, shall constitute a waiver of any of the terms of this Agreement or of any such right. No Default or Event of Default shall be waived by the Bank except in writing signed and delivered by an officer of the Bank, and no waiver of any Default or Event of Default shall operate as a waiver of any other Default or Event of Default or of the same Default or Event of Default on a future occasion. No other amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any Note or other documents contemplated hereby shall be effective unless the same shall be in writing and signed and delivered by an officer of the Bank.

         9.4. GOVERNING LAW. THIS AGREEMENT, AND EACH AND EVERY TERM AND PROVISION HEREOF, SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF TEXAS.

         9.5. SURVIVAL OF WARRANTIES, ETC. All of the covenants, agreements, representations and warranties made by any Company in connection with this Agreement and any document contemplated hereby shall survive the borrowing and the delivery of the Notes hereunder and shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by the Bank. All statements contained in any certificate or other document delivered to the Bank at any time by or on behalf of any Company pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower in connection with this Agreement.

         9.6. ATTORNEYS' FEES. The Borrower agrees that it will pay all reasonable costs and expenses of the Bank in connection with the enforcement of the Bank's rights and remedies under this Agreement and in connection with the preparation or making of any amendments, modifications, waivers or consents with respect to this Agreement.

         9.7. PAYMENTS ON SATURDAYS, ETC. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a Saturday, Sunday or any other day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension, if any, shall be included in computing interest in connection with such payment.

         9.8. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, Borrower

                                       39

may not assign or transfer its rights or obligations hereunder without the prior written consent of the Bank.

         9.9. MAINTENANCE OF RECORDS. The Borrower will keep all of its records concerning the Collateral at its principal place of business. The Borrower will give the Bank prompt written notice of any change in its principal place of business, or in the location of said records.

         9.10. NOTICES. Except as expressly provided herein, all notices and communications provided for herein or in any other Loan Document contemplated hereby or required by law to be given shall be effective when received or, in the case of notices sent by mail from the Bank to the Borrower, upon sending by first class mail, postage prepaid, addressed as follows: if to the Borrower, to:
2427 FM 1097, Missouri City, Texas 77459, Attn: Chief Executive Officer, and if to the Bank, to: Gary W. Orr, 1601 Elm Street, Dallas, Texas 75201, with a copy to P.O. Box 4167, Houston, Texas 77210-4167, Attn: Michael G. Turner, or to such other address as a party shall have designated to the other in writing.

         9.11. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures were upon the same instrument.

         9.12. HEADINGS. Article and section headings in this Agreement are included for the convenience of reference only and shall not constitute a part of this Agreement for any purpose.

         9.13. CAPITAL ADEQUACY. If as a result of any regulatory change directly or indirectly affecting the Bank or any of the Bank's affiliates there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, minimum capital, capital ratio, or similar requirement against or with respect to or measured by reference to loans made or to be made hereunder or participations therein, and the result shall be to increase the cost to the Bank or any of the Bank's affiliates of making or maintaining any loan hereunder or to any other party maintaining any participation therein, or reduce any amount receivable in respect of any such loan (which increase in cost, or reduction in amount receivable, shall be the result of the Bank's or the Bank's affiliated company's reasonable allocation among all affected customers of the aggregate of such increases or reductions resulting from such event), then, within ten (10) days after receipt by the Borrower of a certificate from the Bank containing the information described in this Section below which shall be delivered to the Borrower, the Borrower agrees from time to time to pay the Bank such additional amounts as shall be sufficient to compensate the Bank or any of the Bank's affiliates (for as long as such increased costs or reductions in amount receivable exist) for such increased costs or reductions in amount receivable which the Bank determines in the Bank's sole discretion are material. The certificate requesting compensation under this Section shall identify the regulatory change which has occurred, the requirements which have been imposed, modified or deemed applicable, the amount of such additional cost or reduction in amount receivable and the way in which such amount has been calculated.

                                       40

         9.14. COSTS AND ATTORNEYS' FEES. If the Bank retains an attorney in connection with any default or to collect, enforce or defend this Agreement, any of the Notes or any of the Loan Documents in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if the Borrower sues the Bank in connection with this Agreement, any of the Notes or any of the Loan Documents and does not prevail, then the Borrower agree to pay to the Bank, in addition to principal and interest, all reasonable costs and expenses incurred by the Bank in trying to collect this note or in any such suit or proceeding, including reasonable attorneys' fees. To the extent not prohibited by applicable law, the Borrower will pay all costs and expenses and reimburse the Bank for any and all expenditures of every character incurred or expended from time to time, regardless of whether or not a default has occurred, in connection with (a) the preparation, negotiation, documentation, closing, renewal, revision, modification, increase, review or restructuring of this Agreement or any of the other Loan Documents including, without limitation, legal, accounting, auditing, architectural engineering and inspection services and disbursements, or in connection with collecting or attempting to enforce or collect this Agreement, any of the Notes or any of the other Loan Documents, (b) the Bank's evaluating, monitoring, administrating and protecting any Collateral now or hereafter securing payment of any part of the Indebtedness and (c) the Bank's creating, perfecting and realizing upon Payee's security interests in and liens on any Collateral, and all costs and expenses relating to the Bank's exercising any of its rights and remedies hereunder or under any other Loan Document or at law, including, without limitation, all appraisal fees, consulting fees, filing fees, taxes, brokerage fees and commissions, title review and abstract fees, UCC search fees, other fees and expenses incident to title searches, reports and security interests, escrow fees, attorneys' fees, legal expenses, court costs, other fees and expenses incurred in connection with any complete or partial liquidation of any Collateral and all fees and expenses for any professional services relating to the Collateral or any operations conducted in connection with it; PROVIDED, that no right or option granted by the Borrower to the Bank or otherwise arising pursuant to any provision of this or any other instrument shall be deemed to impose or admit a duty on the Bank to supervise, monitor or control any aspect of the character or condition of the Collateral or any operations conducted in connection with it for the benefit of the Borrower or any other Person other than the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its shareholders, directors, officers, agents and employees (collectively "INDEMNIFIED PARTIES") harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, action, suit, cost and disbursement of any kind or nature whatsoever (including interest, penalties, attorneys' fees and amounts paid in settlement), REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, imposed on, incurred by or asserted against the Indemnified Parties growing out of or resulting from this note, any Loan Document or any transaction or event contemplated herein or therein (except that such indemnity shall not be paid to any Indemnified Party to the extent that such loss, etc. results from the gross negligence or willful misconduct of that Indemnified Party). Any amount to be paid under this Paragraph by the Borrower to Payee shall be a demand obligation owing by such the Borrower to Payee and shall bear interest from the date of expenditure until paid at the Past Due Rate.

                                       41

         9.15. GENDER. Throughout this Agreement, the masculine shall include the feminine and vice versa and the singular shall include the plural and vice versa, unless the context of this Agreement indicates otherwise.

         9.16. JOINT AND SEVERAL OBLIGATIONS. The Borrower shall be jointly and severally liable for the payment and performance of the Indebtedness without regard to which the Borrower receives the proceeds hereof. The Borrower hereby acknowledges that it expects to derive economic advantage from each of the Revolving Loan.

         9.17. SEVERABILITY OF PROVISIONS. Any provision of this Agreement, any Note or any other Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, such Note or such other documents or affecting the validity or enforceability of such provision in any other jurisdiction.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                       42

         9.18. ASSIGNMENT. The Bank shall have the absolute and unrestricted right to sell, assign, transfer, or grant participation in, all or any portion of the loans and any collateral, guaranties or other security relating thereto without the consent of the Borrower; provided, however, no such action on the part of the Bank shall have the effect of changing any of the Borrower's obligations hereunder without the written consent of the Borrower. The Bank shall give the Borrower written notice of any absolute assignment of any of the loans if the result thereof will be to cause the Borrower to deal directly with another financial institution which is not the successor in interest by merger to the Bank.

         9.19. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRAIL BY JURY WITH RESPECT TO ANY AND ALL ACTIONS OR PROCEEDINGS AT ANY TIME IN WHICH THE BORROWER AND BANK ARE PARTIES ARISING OUT OF THIS AGREEMENT.

         IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

                                      LASERMEDICS, INC., a Texas corporation

                                      By: /s/ MICHAEL M. BARBOUR
                                          MICHAEL M. BARBOUR, PRESIDENT

                                      COMERICA BANK-TEXAS, a Texas banking
                                        corporation

                                      By: /s/ MITCHELL SCHULMAN
                                          MITCHELL SCHULMAN, VICE PRESIDENT

                                   EXHIBIT A

                                    EXHIBIT A
         _______________________________________________________________
               Report of Accounts Receivable (Accounts Financing)

COMERICA Bank-Texas

Comerica Bank-Texas
Commercial Loan Accounting Services
Post Office Box 650282
Dallas, Texas 75265-0282

We submit the following information with the Security Agreement (Accounts Receivable) heretofore executed by the undersigned in favor of the Bank.

ACCOUNTS RECEIVABLE

 1. Balance Accounts Receivable ____________, 19____     $______________________

 2. Charges Billed This Month To Date (Dr. To A/R)       $______________________
 3. Payments Credited This Month To Date (Cr. To A/R     $______________________

 4. Balance Accts. Rec. (Control) __________, 19____     $______________________

 5. Charges Since Last Report ______________________
 6. Payments Since Last Report _____________________

 7. Ineligible Accounts (see attached)                   $______________________

 8. Net Accounts Receivable (Line 4 Less Line 7)         $______________________
 9. Loan Formula__________% Of Net Accounts Receivable   $______________________
10. Inventory Advance (see attached) $_______________   $______________________
11. Overformula                      $_______________   $______________________

12. Other____________________________________________   $______________________

13. Total Borrowing Base (Line 9 Plus 10, Plus 11,
    Plus/Minus 12)                                      $______________________

Loan Balance

Loan Balance Per Last Report                            $______________________

Less Net Payments (see attached tape)                   $______________________
Plus Note Advances (see attached tape)                  $______________________

Current Loan Balance                                    $______________________
Plus Letters of Credit                                  $______________________
Other________________________________________________   $______________________

Total Balance                                           $______________________

To the best of my knowledge and belief, this information is correct and may be relied upon by you as a basis for advancing any credit to us.

Company Name_________________________________________

By___________________________________________________






                                       ___________________________________
[LOGO)                                 Inventory Report (Accounts Financing)

Comerica Bank - Texas
Accounts Financing Department
Post Office Box 650282
Dallas, Texas 75265-0282

We submit the following information with the Security Agreement (Accounts Receivable and Inventory) heretofore executed by the undersigned in favor of the Bank.

1. Inventory beginning balance at        ________________ $ ___________________
2. Purchases: (Report major categories of inventory purchased)
            Description                                 Amount
   A. ______________________________     ______________________________________
   B. ______________________________     ______________________________________
   C. ______________________________     ______________________________________
   D. ______________________________     ______________________________________
   E. ______________________________     ______________________________________
                 Total  _______________________

3. Sales at cost: (Report major categories of inventory sold)
            Description                                 Amount
   A. ______________________________     ______________________________________
   B. ______________________________     ______________________________________
   C. ______________________________     ______________________________________
   D. ______________________________     ______________________________________
   E. ______________________________     ______________________________________
                 Total (________________________)

4. Inventory Balance at                      ___________  $____________________
5. General Ledger Inventory Total at (A) [ ] ___________  $____________________
6. Perpetual List Inventory Total at (A) [ ] ___________  $____________________
7. Available Advance Amount (B). Inventory Formula at __% $____________________
8. Maximum Loan Allowed on Inventory                      $____________________

- - -------------------------------------------------------------------------------
                                                  Adv.       Available Advance
      Category  (C)    Mix %       List Value   Rate % (D)      Amount  (D)
   Raw Materials       ______   _______________  X ____  = ____________________
   Work in Process     ______   _______________  X ____  = ____________________
   Finished Goods      ______   _______________  X ____  = ____________________
   _________________   ______   _______________  X ____  = ____________________
   _________________   ______   _______________  X ____  = ____________________
   _________________   ______   _______________  X ____  = ____________________
              Total     100%    _______________

Company Name  _______________________________
Prepared by   _______________________________

(A) Check the inventory source (5. or 6.) to be used for calculating Available Advance Amount in 7.
(B)  Prior to any applicable loan or inventory advance cap.
(C)  Change to applicable categories titles when necessary.
(D) To be completed only if separate inventory advance rates are to be applied to individual components, in which case this section overrides line 7, above.

                  Supplemental Listing of Ineligible Accounts

Attach this listing to the month end Reports of Accounts Receivable and submit along with month end aging.

A.  Over 90 days from invoice date              _______________________________

B.  Contra Accounts (A/R & A/P from             _______________________________
    same customer)

C.  Accruals to A/R (Volume discounts,          _______________________________
    Co-op Advertising, R/A)

D.  Foreign Accounts                            _______________________________

E.  Government Accounts                         _______________________________

F.  Affiliate Accounts                          _______________________________

G.  Retention/Dated Sales/Guaranteed            _______________________________
    Sales/Consignment Sales

H.  A/R resulting from Bonded Jobs              _______________________________

I.  Service Charges                             _______________________________

J.  Credit Memos/Balances                       _______________________________

K.  Pre-Billed Accounts                         _______________________________

L.  Maintenance Contracts                       _______________________________

M.  Other (defined as: __________________)      _______________________________

    Total Ineligibles:
       (carry forward to line 7 of report)      ===============================

*** Please note all ineligibles on the actual aging (i.e. highlight, circle, underline, etc.) ***

                                   EXHIBIT B

                                 REVOLVING NOTE

                                 Houston, Texas

$4,000,000                                                        April 30, 1996

        FOR VALUE RECEIVED, LASERMEDICS, INC., a Texas corporation, promises to pay to the order of COMERICA BANK-TEXAS, a Texas banking corporation, at any office thereof in the State of Texas (or such other place as the holder hereof may hereafter designate in writing), in immediately available funds and in lawful money of the United States of America, the principal sum of Four Million Dollars ($4,000,000) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest as follows: (a) interest on the unpaid principal balance of this note from time to time outstanding at the Stated Rate and interest on all past due amounts, both principal and accrued interest, from the respective due dates thereof until paid at the Past Due Rate and (b) the Additional Interest; PROVIDED, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest on this note at the Stated Rate plus the Additional Interest) shall not exceed the Maximum Legal Rate.

         1. DEFINITIONS. As used in this note, the following terms shall have the respective meanings indicated:

        (a) "ADDITIONAL INTEREST" means the aggregate of all amounts accrued or paid pursuant to this note or any of the other Loan Documents (other than interest on this note at the Stated Rate) which, under applicable laws, is or may be deemed to constitute interest on the indebtedness evidenced by this note.

        (b) "LOAN AGREEMENT" means the Loan Agreement dated concurrently herewith between Maker and Payee, as the same may be amended, supplemented, restated or replaced from time to time.

         (c) "MAKER" means LASERMEDICS, INC., a Texas corporation.

        (d) "OBLIGOR" means any person or entity now or hereafter primarily or secondarily obligated to pay all or any part of the Indebtedness.

        (e) "PAYEE" means COMERICA BANK-TEXAS, a Texas banking corporation, and any other holder or holders of this note from time to time and, upon acquisition of this note by any holder or holders other than the named payee, effective as of the time of such acquisition, the term "Payee" shall mean all of the then holders of this note, to the exclusion of all prior holders not then retaining or reserving an interest in this note, to the end that all the rights,

                                                  INITIALLED FOR IDENTIFICATION:
                                Page 1 of 6 Pages

powers, remedies, liens, benefits and privileges accruing and to accrue hereunder to Payee, as such term is used herein, shall inure to the benefit of and be owned and held by the holder or holders of this note from time to time, whether such holder acquires this note through succession to or assignment from a prior Payee.

        (f) "STATED RATE" means, on any day, the rate per annum as provided in
Section 2.4 of the Loan Agreement for interest on principal of this note, not to exceed the Maximum Legal Rate for such day.

Capitalized terms used herein and not defined herein shall have the meanings herein as are assigned to them, respectively, in the Loan Agreement.

        2. LOAN AGREEMENT; ADVANCES; SECURITY. This note has been issued pursuant to the terms of the Loan Agreement, and is the Revolving Note referred to in the Loan Agreement. Advances against this note by Payee or other holder hereof shall be governed by the terms and provisions of the Loan Agreement. Reference is hereby made to the Loan Agreement for all purposes. Payee is entitled to the benefits of and security provided for in the Loan Agreement. The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or permitted prepayments made on this note and by or for the account of Maker. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder's records; PROVIDED, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Maker's obligations or any holder's rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Maker's entitlement to credit for that payment as of the date received by the holder.

         3. COMPUTATION OF INTEREST. Interest on the amount of each advance against this note shall be computed on the amount of that advance and from the date it is made.

        4. MANDATORY PAYMENTS OF PRINCIPAL AND INTEREST; MANDATORY PREPAYMENTS. Accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable as provided in Section 2.4.1 of the Loan Agreement. In addition, the principal of this note, together with accrued and unpaid interest on the unpaid principal balance of this note, shall be due and payable on the Revolving Note Maturity Date. Mandatory Prepayments of this note shall be made in accordance with Section 2.8 of the Loan Agreement.

         5. NO USURY INTENDED; SPREADING. Reference is hereby made to Section
2.5 of the Loan Agreement, which is incorporated herein and hereby made a part hereof. Notwithstanding any provision to the contrary contained in this note or any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid

                                                  INITIALLED FOR IDENTIFICATION:
                                Page 2 of 6 Pages

balance of this note, accrued or paid from the date hereof and (ii) the aggregate of any other amounts accrued or paid pursuant to this note or any of the other Loan Documents, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this note from the date hereof, ever exceed the Maximum Legal Rate. In this connection, Maker and Payee stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this note or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Legal Rate. Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this note shall never be liable for interest in excess of the Maximum Legal Rate. If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Maximum Legal Rate, the holder of this note shall credit against the principal of this note (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Maximum Legal Rate. All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this note, so that the interest rate is uniform throughout the full term of this note. The provisions of this Paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, between Maker and Payee.

        6. DEFAULT. If any Default or Event of Default or similar event (however denominated) occurs under any Loan Document, then that shall automatically constitute default under this note, the obligation (if any) of Payee to make further advances against this note shall cease and terminate and the owner or holder hereof may, at its, his or her option, exercise any or all rights, powers and remedies afforded under any Loan Document and by law, including the right to declare the unpaid balance of principal and accrued interest on this note at once mature and payable.

        7. NO WAIVER BY PAYEE. No delay or omission of Payee or any other holder hereof to exercise any power, right or remedy accruing to Payee or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy. Payee's right to accelerate this note for any late payment or Maker's or any other person or entity (other than Payee) to any of the Loan Documents' failure to timely fulfill its other obligations hereunder or under the other Loan Documents shall not be waived or deemed waived by Payee by Payee's having accepted a late payment or late payments in the past or Payee otherwise not accelerating this note or exercising other remedies for Maker's or any other person or entity (other than Payee) to any of the Loan Documents' failure to timely perform its obligations hereunder or under the other Loan Documents. Payee shall not be obligated or be deemed obligated to notify Maker that it is requiring Maker to strictly comply with the terms and provisions of this note and the other Loan Documents before accelerating this

                                                  INITIALLED FOR IDENTIFICATION:
                                Page 3 of 6 Pages

note and exercising its other remedies hereunder or under the other Loan Documents because of Maker's failure or any other person or entity (other than Payee) to timely perform its obligations under this note and the other Loan Documents.

        8. WAIVERS BY MAKER AND OTHERS. Except to the extent, if any, that notice of default is expressly required herein or in any of the other Loan Documents, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or to maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

         9. PARAGRAPH HEADINGS. Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.

        10. VENUE; CHOICE OF LAW. This note is performable in Harris County, Texas, which shall be a proper place of venue for suit on or in respect of this note. Maker hereby irrevocably agrees that any legal proceeding in respect of this note shall be brought in the district courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division (collectively, the "SPECIFIED COURTS"). Maker hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts of the State of Texas. Maker hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this note or any of the Loan Documents brought in any Specified Court, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Maker further irrevocably consents to the service of process out of any of the Specified Courts in any such suit, action or proceeding by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to Maker. Nothing herein shall affect the right of Payee to commence legal proceedings or otherwise proceed against Maker in any jurisdiction or to serve process in any manner permitted by applicable law. Maker agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

                                                  INITIALLED FOR IDENTIFICATION:
                                Page 4 of 6 Pages

        11. OFFSET RIGHTS. Payee is hereby authorized at any time and from time to time, without notice to any person or entity (and Maker hereby WAIVES any such notice) to the fullest extent permitted by law, to set-off and apply any and all monies, securities and other properties of Maker now or in the future in the possession, custody or control of Payee, or on deposit with or otherwise owed to Maker by Payee--including without limitation all such monies, securities and other properties held in general, special, time, demand, provisional or final accounts or for safekeeping or as collateral or otherwise (but excluding those accounts clearly designated as escrow or trust accounts held by Maker for others unaffiliated with Maker)-against any and all of Maker's obligations to Payee now or hereafter existing under this note, irrespective of whether Payee shall have made any demand under this note. Payee agrees to use reasonable efforts to promptly notify Maker after any such set-off and application made by Payee, PROVIDED that failure to give--or delay in giving--any such notice shall not affect the validity of such set-off and application or impose any liability on Payee. Payee's rights under this Paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Payee may have.

         12. SUCCESSORS AND ASSIGNS. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of Maker and Payee.

         13. RECORDS OF PAYMENTS. The records of Payee shall be prima facie evidence of the amounts owing on this note.

        14. SEVERABILITY. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it. Each waiver in this note is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Payee for having bargained for and obtained it.

        15. SALE AND ASSIGNMENT. Payee reserves the right, exercisable in its sole discretion and without notice to Maker or any other person, to sell participations or assign its interest, or both, in all or any part of this note or any loan evidenced by this note.

         16. NOTICES. Any notice, request or other communication required or permitted to be given hereunder shall be made as provided in the Loan Agreement.

         17. PREPAYMENT. Maker may at any time pay the full amount or any part of this note without the payment of any premium or fee.

                                                  INITIALLED FOR IDENTIFICATION:
                                Page 5 of 6 Pages

        18. REVOLVING LOAN. Subject to the terms and provisions of the Loan Agreement, Maker may use all or any part of the credit provided to be evidenced by this note at any time before the Revolving Note Maturity Date. Maker may borrow, repay and reborrow hereunder, and except as set forth in the Loan Agreement, there is no limitation on the number of advances made hereunder so long as the total unpaid principal amount at any time outstanding hereunder does not exceed the lesser of (a) the Borrowing Base, or (b) the Commitment Amount. Pursuant to Article 15.10(b) of Chapter 15 ("CHAPTER 15") of Title 79, Texas Revised Civil Statutes, 1925, as amended, Maker and Payee expressly agree that Chapter 15 shall not apply to this note or to any loan evidenced by this note and that neither this note nor any such loan shall be governed by or subject to the provisions of Chapter 15 in any manner whatsoever.

        19. BUSINESS LOANS. Maker warrants and represents to Payee and all other holders of this note that all loans evidenced by this note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One.

        20. ENTIRE AGREEMENT. This note and the other Loan Documents embody the entire agreement and understanding between Payee and Maker and other parties with respect to their subject matter and supersede all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Maker acknowledges and agrees that there is no oral agreement between Maker and Payee which has not been incorporated in this note and the other Loan Documents.

                                            LASERMEDICS, INC.,
                                             a Texs corporation

                                            By:  Michael M. Barbour, President

                                     Page 6 of 6 Pages

                                    EXHIBIT C

                                   TERM NOTE A

                                 Houston, Texas
$893,000                                                         April 30, 1996

        FOR VALUE RECEIVED, LASERMEDICS, INC., a Texs corporation, promises to pay to the order of COMERICA BANK-TEXAS, a Texas banking association, at any office thereof in the State of Texas (or such other place as the holder hereof may hereafter designate in writing), in immediately available funds and in lawful money of the United States of America, the principal sum of Eight Hundred Ninety-Three Thousand Dollars ($893,000) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest as follows: (a) interest on the unpaid principal balance of this note from time to time outstanding at the Stated Rate and interest on all past due amounts, both principal and accrued interest, from the respective due dates thereof until paid at the Past Due Rate and (b) the Additional Interest; PROVIDED, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest on this note at the Stated Rate plus the Additional Interest) shall not exceed the Maximum Legal Rate.

         1. DEFINITIONS. As used in this note, the following terms shall have the respective meanings indicated:

        (a) "ADDITIONAL INTEREST" means the aggregate of all amounts accrued or paid pursuant to this note or any of the other Loan Documents (other than interest on this note at the Stated Rate) which, under applicable laws, is or may be deemed to constitute interest on the indebtedness evidenced by this note.

        (b) "LOAN AGREEMENT" means the Loan Agreement dated concurrently herewith between Maker and Payee, as the same may be amended, supplemented, restated or replaced from time to time.

        (c)    "MAKER" means LASERMEDICS, INC., a Texas corporation.

        (d) "OBLIGOR" means any person or entity now or hereafter primarily or secondarily obligated to pay all or any part of the Indebtedness.

        (e) "PAYEE" means COMERICA BANK-TEXAS, a Texas banking association, and any other holder or holders of this note from time to time and, upon acquisition of this note by any holder or holders other than the named payee, effective as of the time of such acquisition, the term "Payee" shall mean all of the then holders of this note, to the exclusion of all prior holders not then retaining or reserving an interest in this note, to the end that all the rights,

                                                  INITIALLED FOR IDENTIFICATION:
                                Page 1 of 6 Pages

powers, remedies, liens, benefits and privileges accruing and to accrue hereunder to Payee, as such term is used herein, shall inure to the benefit of and be owned and held by the holder or holders of this note from time to time, whether such holder acquires this note through succession to or assignment from a prior Payee.

        (f) "STATED RATE" means, on any day, the rate per annum as provided in
Section 2.4 of the Loan Agreement for interest on principal of this note, not to exceed the Maximum Legal Rate for such day.

Capitalized terms used herein and not defined herein shall have the meanings herein as are assigned to them, respectively, in the Loan Agreement.

        2. LOAN AGREEMENT; ADVANCES; SECURITY. This note has been issued pursuant to the terms of the Loan Agreement, and is Term Note A referred to in the Loan Agreement. Advances against this note by Payee or other holder hereof shall be governed by the terms and provisions of the Loan Agreement. Reference is hereby made to the Loan Agreement for all purposes. Payee is entitled to the benefits of and security provided for in the Loan Agreement. The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or permitted prepayments made on this note and by or for the account of Maker. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder's records; PROVIDED, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Maker's obligations or any holder's rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Maker's entitlement to credit for that payment as of the date received by the holder.

         3. COMPUTATION OF INTEREST. Interest on the amount of each advance against this note shall be computed on the amount of that advance and from the date it is made.

        4. MANDATORY PAYMENTS OF PRINCIPAL AND INTEREST. The principal of this note and accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable as provided in Section 2.4.2 of the Loan Agreement. All principal of this note, together with accrued and then unpaid interest on the unpaid principal balance of this note, shall be finally due and payable on the Term Note Maturity Date.

        5. NO USURY INTENDED; SPREADING. Reference is hereby made to Section 2.5 of the Loan Agreement, which is incorporated herein and hereby made a part hereof. Notwithstanding any provision to the contrary contained in this note or any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of this note, accrued or paid from the date hereof and (ii) the aggregate of any other

                                                  INITIALLED FOR IDENTIFICATION:
                                Page 2 of 6 Pages

amounts accrued or paid pursuant to this note or any of the other Loan Documents, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this note from the date hereof, ever exceed the Maximum Legal Rate. In this connection, Maker and Payee stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this note or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Legal Rate. Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this note shall never be liable for interest in excess of the Maximum Legal Rate. If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Maximum Legal Rate, the holder of this note shall credit against the principal of this note (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Maximum Legal Rate. All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this note, so that the interest rate is uniform throughout the full term of this note. The provisions of this Paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, between Maker and Payee.

        6. DEFAULT. If any Default or Event of Default or similar event (however denominated) occurs under any Loan Document, then that shall automatically constitute default under this note, the obligation (if any) of Payee to make further advances against this note shall cease and terminate and the owner or holder hereof may, at its, his or her option, exercise any or all rights, powers and remedies afforded under any Loan Document and by law, including the right to declare the unpaid balance of principal and accrued interest on this note at once mature and payable.

        7. NO WAIVER BY PAYEE. No delay or omission of Payee or any other holder hereof to exercise any power, right or remedy accruing to Payee or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy. Payee's right to accelerate this note for any late payment or Maker's failure to timely fulfill its other obligations hereunder or under the other Loan Documents shall not be waived or deemed waived by Payee by Payee's having accepted a late payment or late payments in the past or Payee otherwise not accelerating this note or exercising other remedies for Maker's failure to timely perform its obligations hereunder or under the other Loan Documents. Payee shall not be obligated or be deemed obligated to notify Maker that it is requiring Maker to strictly comply with the terms and provisions of this note and the other Loan Documents before accelerating this note and exercising its other remedies hereunder or under the other Loan Documents because of Maker's failure to timely perform its obligations under this note and the other Loan Documents.

                                                  INITIALLED FOR IDENTIFICATION:
                                Page 3 of 6 Pages

        8. WAIVERS BY MAKER AND OTHERS. Except to the extent, if any, that notice of default is expressly required herein or in any of the other Loan Documents, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or to maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

         9. PARAGRAPH HEADINGS. Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.

        10. VENUE; CHOICE OF LAW. This note is performable in Harris County, Texas, which shall be a proper place of venue for suit on or in respect of this note. Maker hereby irrevocably agrees that any legal proceeding in respect of this note shall be brought in the district courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division (collectively, the "SPECIFIED COURTS"). Maker hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts of the State of Texas. Maker hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this note or any of the Loan Documents brought in any Specified Court, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Maker further irrevocably consents to the service of process out of any of the Specified Courts in any such suit, action or proceeding by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to Maker. Nothing herein shall affect the right of Payee to commence legal proceedings or otherwise proceed against Maker in any jurisdiction or to serve process in any manner permitted by applicable law. Maker agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

        11. OFFSET RIGHTS. Payee is hereby authorized at any time and from time to time, without notice to any person or entity (and Maker hereby WAIVES any such notice) to the fullest extent permitted by law, to set-off and apply any and all monies, securities and other properties of Maker now or in the future in the possession, custody or control of Payee, or on

                                                  INITIALLED FOR IDENTIFICATION:
                                Page 4 of 6 Pages

deposit with or otherwise owed to Maker by Payee--including without limitation all such monies, securities and other properties held in general, special, time, demand, provisional or final accounts or for safekeeping or as collateral or otherwise (but excluding those accounts clearly designated as escrow or trust accounts held by Maker for others unaffiliated with Maker)-against any and all of Maker's obligations to Payee now or hereafter existing under this note, irrespective of whether Payee shall have made any demand under this note. Payee agrees to use reasonable efforts to promptly notify Maker after any such set-off and application made by Payee, PROVIDED that failure to give--or delay in giving--any such notice shall not affect the validity of such set-off and application or impose any liability on Payee. Payee's rights under this Paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Payee may have.

         12. SUCCESSORS AND ASSIGNS. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of Maker and Payee.

         13. RECORDS OF PAYMENTS. The records of Payee shall be prima facie evidence of the amounts owing on this note.

        14. SEVERABILITY. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it. Each waiver in this note is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Payee for having bargained for and obtained it.

        15. SALE AND ASSIGNMENT. Payee reserves the right, exercisable in its sole discretion and without notice to Maker or any other person, to sell participations or assign its interest, or both, in all or any part of this note or any loan evidenced by this note.

         16. NOTICES. Any notice, request or other communication required or permitted to be given hereunder shall be made as provided in the Loan Agreement.

         17. PREPAYMENT. Maker may at any time pay the full amount or any part of this note without the payment of any premium or fee.

        18. BUSINESS LOANS. Maker warrants and represents to Payee and all other holders of this note that all loans evidenced by this note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One.

                                                  INITIALLED FOR IDENTIFICATION:
                                Page 5 of 6 Pages

        19. ENTIRE AGREEMENT. This note and the other Loan Documents embody the entire agreement and understanding between Payee and Maker and other parties with respect to their subject matter and supersede all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Maker acknowledges and agrees that there is no oral agreement between Maker and Payee which has not been incorporated in this note and the other Loan Documents.

                                     LASERMEDICS, INC., a Texas corporation

                                     By:  Michael M. Barbour, President

                                Page 6 of 6 Pages

                                    EXHIBIT D

                                   TERM NOTE B

                                 Houston, Texas
$1,616,000                                                        April 30, 1996

        FOR VALUE RECEIVED, LASERMEDICS, INC., a Texs corporation, promises to pay to the order of COMERICA BANK-TEXAS, a Texas banking association, at any office thereof in the State of Texas (or such other place as the holder hereof may hereafter designate in writing), in immediately available funds and in lawful money of the United States of America, the principal sum of One Million Six Hundred Sixteen Thousand Dollars ($1,616,000) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest as follows: (a) interest on the unpaid principal balance of this note from time to time outstanding at the Stated Rate and interest on all past due amounts, both principal and accrued interest, from the respective due dates thereof until paid at the Past Due Rate and (b) the Additional Interest; PROVIDED, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest on this note at the Stated Rate plus the Additional Interest) shall not exceed the Maximum Legal Rate.

         1. DEFINITIONS. As used in this note, the following terms shall have the respective meanings indicated:

        (a) "ADDITIONAL INTEREST" means the aggregate of all amounts accrued or paid pursuant to this note or any of the other Loan Documents (other than interest on this note at the Stated Rate) which, under applicable laws, is or may be deemed to constitute interest on the indebtedness evidenced by this note.

        (b) "LOAN AGREEMENT" means the Loan Agreement dated concurrently herewith between Maker and Payee, as the same may be amended, supplemented, restated or replaced from time to time.

         (c) "MAKER" means LASERMEDICS, INC., a Texas corporation.

        (d) "OBLIGOR" means any person or entity now or hereafter primarily or secondarily obligated to pay all or any part of the Indebtedness.

        (e) "PAYEE" means COMERICA BANK-TEXAS, a Texas banking association, and any other holder or holders of this note from time to time and, upon acquisition of this note by any holder or holders other than the named payee, effective as of the time of such acquisition, the term "Payee" shall mean all of the then holders of this note, to the exclusion of all prior holders not then retaining or reserving an interest in this note, to the end that all the rights,

                                                  INITIALLED FOR IDENTIFICATION:
                               Page 1 of 6 Pages

powers, remedies, liens, benefits and privileges accruing and to accrue hereunder to Payee, as such term is used herein, shall inure to the benefit of and be owned and held by the holder or holders of this note from time to time, whether such holder acquires this note through succession to or assignment from a prior Payee.

        (f) "STATED RATE" means, on any day, the rate per annum as provided in
Section 2.4 of the Loan Agreement for interest on principal of this note, not to exceed the Maximum Legal Rate for such day.

Capitalized terms used herein and not defined herein shall have the meanings herein as are assigned to them, respectively, in the Loan Agreement.

        2. LOAN AGREEMENT; ADVANCES; SECURITY. This note has been issued pursuant to the terms of the Loan Agreement, and is Term Note A referred to in the Loan Agreement. Advances against this note by Payee or other holder hereof shall be governed by the terms and provisions of the Loan Agreement. Reference is hereby made to the Loan Agreement for all purposes. Payee is entitled to the benefits of and security provided for in the Loan Agreement. The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or permitted prepayments made on this note and by or for the account of Maker. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder's records; PROVIDED, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Maker's obligations or any holder's rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Maker's entitlement to credit for that payment as of the date received by the holder.

         3. COMPUTATION OF INTEREST. Interest on the amount of each advance against this note shall be computed on the amount of that advance and from the date it is made.

        4. MANDATORY PAYMENTS OF PRINCIPAL AND INTEREST. The principal of this note and accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable as provided in Section 2.4.3 of the Loan Agreement. All principal of this note, together with accrued and then unpaid interest on the unpaid principal balance of this note, shall be finally due and payable on the Term Note Maturity Date.

        5. NO USURY INTENDED; SPREADING. Reference is hereby made to Section 2.5 of the Loan Agreement, which is incorporated herein and hereby made a part hereof. Notwithstanding any provision to the contrary contained in this note or any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of this note, accrued or paid from the date hereof and (ii) the aggregate of any other

                                                  INITIALLED FOR IDENTIFICATION:
                                Page 2 of 6 Pages

amounts accrued or paid pursuant to this note or any of the other Loan Documents, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this note from the date hereof, ever exceed the Maximum Legal Rate. In this connection, Maker and Payee stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this note or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Legal Rate. Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this note shall never be liable for interest in excess of the Maximum Legal Rate. If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Maximum Legal Rate, the holder of this note shall credit against the principal of this note (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Maximum Legal Rate. All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this note, so that the interest rate is uniform throughout the full term of this note. The provisions of this Paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, between Maker and Payee.

        6. DEFAULT. If any Default or Event of Default or similar event (however denominated) occurs under any Loan Document, then that shall automatically constitute default under this note, the obligation (if any) of Payee to make further advances against this note shall cease and terminate and the owner or holder hereof may, at its, his or her option, exercise any or all rights, powers and remedies afforded under any Loan Document and by law, including the right to declare the unpaid balance of principal and accrued interest on this note at once mature and payable.

        7. NO WAIVER BY PAYEE. No delay or omission of Payee or any other holder hereof to exercise any power, right or remedy accruing to Payee or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy. Payee's right to accelerate this note for any late payment or Maker's failure to timely fulfill its other obligations hereunder or under the other Loan Documents shall not be waived or deemed waived by Payee by Payee's having accepted a late payment or late payments in the past or Payee otherwise not accelerating this note or exercising other remedies for Maker's failure to timely perform its obligations hereunder or under the other Loan Documents. Payee shall not be obligated or be deemed obligated to notify Maker that it is requiring Maker to strictly comply with the terms and provisions of this note and the other Loan Documents before accelerating this note and exercising its other remedies hereunder or under the other Loan Documents because of Maker's failure to timely perform its obligations under this note and the other Loan Documents.

                                                  INITIALLED FOR IDENTIFICATION:
                                Page 3 of 6 Pages

        8. WAIVERS BY MAKER AND OTHERS. Except to the extent, if any, that notice of default is expressly required herein or in any of the other Loan Documents, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or to maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

         9. PARAGRAPH HEADINGS. Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.

        10. VENUE; CHOICE OF LAW. This note is performable in Harris County, Texas, which shall be a proper place of venue for suit on or in respect of this note. Maker hereby irrevocably agrees that any legal proceeding in respect of this note shall be brought in the district courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division (collectively, the "SPECIFIED COURTS"). Maker hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts of the State of Texas. Maker hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this note or any of the Loan Documents brought in any Specified Court, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Maker further irrevocably consents to the service of process out of any of the Specified Courts in any such suit, action or proceeding by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to Maker. Nothing herein shall affect the right of Payee to commence legal proceedings or otherwise proceed against Maker in any jurisdiction or to serve process in any manner permitted by applicable law. Maker agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

        11. OFFSET RIGHTS. Payee is hereby authorized at any time and from time to time, without notice to any person or entity (and Maker hereby WAIVES any such notice) to the fullest extent permitted by law, to set-off and apply any and all monies, securities and other properties of Maker now or in the future in the possession, custody or control of Payee, or on

                                                  INITIALLED FOR IDENTIFICATION:
                                Page 4 of 6 Pages

deposit with or otherwise owed to Maker by Payee--including without limitation all such monies, securities and other properties held in general, special, time, demand, provisional or final accounts or for safekeeping or as collateral or otherwise (but excluding those accounts clearly designated as escrow or trust accounts held by Maker for others unaffiliated with Maker)-against any and all of Maker's obligations to Payee now or hereafter existing under this note, irrespective of whether Payee shall have made any demand under this note. Payee agrees to use reasonable efforts to promptly notify Maker after any such set-off and application made by Payee, PROVIDED that failure to give--or delay in giving--any such notice shall not affect the validity of such set-off and application or impose any liability on Payee. Payee's rights under this Paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Payee may have.

         12. SUCCESSORS AND ASSIGNS. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of Maker and Payee.

         13. RECORDS OF PAYMENTS. The records of Payee shall be prima facie evidence of the amounts owing on this note.

        14. SEVERABILITY. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it. Each waiver in this note is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Payee for having bargained for and obtained it.

        15. SALE AND ASSIGNMENT. Payee reserves the right, exercisable in its sole discretion and without notice to Maker or any other person, to sell participations or assign its interest, or both, in all or any part of this note or any loan evidenced by this note.

         16. NOTICES. Any notice, request or other communication required or permitted to be given hereunder shall be made as provided in the Loan Agreement.

         17. PREPAYMENT. Maker may at any time pay the full amount or any part of this note without the payment of any premium or fee.

        18. BUSINESS LOANS. Maker warrants and represents to Payee and all other holders of this note that all loans evidenced by this note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One.

                                                  INITIALLED FOR IDENTIFICATION:
                                Page 5 of 6 Pages

        19. ENTIRE AGREEMENT. This note and the other Loan Documents embody the entire agreement and understanding between Payee and Maker and other parties with respect to their subject matter and supersede all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Maker acknowledges and agrees that there is no oral agreement between Maker and Payee which has not been incorporated in this note and the other Loan Documents.

                                      LASERMEDICS, INC., a Texas corporation

                                      By:  Michael M. Barbour, President

                                Page 6 of 6 Pages

                                    EXHIBIT E

                                   CERTIFICATE

         The undersigned hereby certifies that [he] [she] is the ______________________________ of Lasermedics, Inc. ("BORROWER"), and that as such is authorized to execute this certificate on behalf of the Borrower pursuant to the Loan Agreement (the "LOAN AGREEMENT") dated as of
            , 1996 by and between the Borrower and Comerica Bank - Texas (the "BANK"); and that a review of the Borrower has been made under [his] [her] supervision with a view to determining whether the Borrower have fulfilled all of their obligations under the Loan Agreement and the other Loan Documents; and on behalf of the above-named Borrower further certifies, represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Loan Agreement unless otherwise specified):

                  (a) the Borrower has fulfilled its respective obligations under the Loan Documents.

                  (b) The representations and warranties made in each Loan Document are true and correct in all respects on and as of the date hereof, with the same force and effect as if made on and as of the date hereof.

                  (d) No Default has occurred and is continuing.

         DATED as of __________________________________.

                                              [ADD SIGNATURE LINE FOR
                                              INDIVIDUAL EXECUTING
                                              CERTIFICATE]

                                   EXHIBIT F

                             SUBORDINATION AGREEMENT

                                  by and among

                              MAXXIM MEDICAL, INC.,

                                LASERMEDICS, INC.

                                       and

                              COMERICA BANK - TEXAS

                                 APRIL 30, 1996

                                TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----
1.  CERTAIN DEFINITIONS...................................................   1

2.  SUBORDINATION PRIOR TO PROCEEDING OR SENIOR EVENT OF DEFAULT..........   5

3.  SUBORDINATION IN THE EVENT OF INSOLVENCY, ETC.........................   5

4.  SUBORDINATION IN THE EVENT OF A SENIOR EVENT OF DEFAULT -
      SUSPENSION PERIOD...................................................   6

5.  SUBORDINATION IN THE EVENT OF A SENIOR EVENT OF
      DEFAULT-BLOCKAGE PERIOD.............................................   6

6.  NO ACCELERATION OF THE JUNIOR CLAIMS..................................   7

7.  TURNOVER; NO PAYMENTS EXCEPT AS AGREED................................   7

8.  THE BORROWER'S OBLIGATION ABSOLUTE....................................   7

9.  SUBROGATION...........................................................   7

10. SUBORDINATED AND PERMITTED LIENS......................................   8

11. FURTHER ASSURANCES....................................................   8

12. NO PREJUDICE OR IMPAIRMENT............................................   8

13. PAYMENT IN FULL.......................................................   9

14. REINSTATEMENT IN CERTAIN EVENTS.......................................   9

15. NOTICE................................................................   9

16. REPRESENTATIONS AND WARRANTIES OF SUBORDINATE CREDITOR................   9

17. CERTAIN CONFIRMATIONS BY SUBORDINATE CREDITOR.........................  10

18. RECEIPTS IN EXCESS OF SENIOR CLAIMS...................................  10

19. ASSIGNMENT; BINDING EFFECT............................................  10

20. ......................................................................  11

                                        i

22. COUNTERPARTS..........................................................  12

23. SEVERABILITY..........................................................  12

24. AMENDMENT.............................................................  12

25. NO ORAL AGREEMENTS....................................................  12

26. DESCRIPTIVE HEADINGS..................................................  12

27. GOVERNING LAW.........................................................  12

28. SUBMISSION TO JURISDICTION............................................  12

29. TRIAL BY JURY.........................................................  13

                                       ii

                             SUBORDINATION AGREEMENT

        THIS SUBORDINATION AGREEMENT ("AGREEMENT") is dated effective as of April 30, 1996. The parties to it are MAXXIM MEDICAL, INC. (the "SUBORDINATE CREDITOR"), a Delaware corporation, LASERMEDICS, INC. (the "BORROWER"), a Texas corporation, and COMERICA BANK - TEXAS ("SENIOR CREDITOR"), a Texas banking association.

        In order to induce the Senior Creditor to extend credit and other financial accommodations to the Borrower pursuant to the Senior Loan Documents (defined below), as a condition precedent to such credit and financial accommodations and understanding that the Senior Creditor is relying hereon in extending credit and financial accommodations to the Borrower, the Subordinate Creditor has agreed to subordinate certain indebtedness, obligations and liabilities of the Borrower herein described to the extent and in the manner set forth below, and, therefore, the parties hereto agree as follows, intending to be bound legally, to-wit:

        1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                ACTION means

                (a) any acceleration of the maturity of, Junior Claims;

                (b) any legal action, suit or proceeding to collect or enforce, or attempt to collect or enforce, Junior Claims, whether through commencement or joinder of a suit, action or proceeding (judicial or otherwise);

                (c) any commencement of or joinder in a Proceeding except where the Senior Creditor shall join or shall request the Subordinate Creditor to file a claim in a Proceeding;

                (d) any action to enforce rights or remedies under the Subordinated Term Note;

                (e) foreclosure or attempted foreclosure of any Lien held by the Subordinate Creditor, if any, (except as permitted herein);

                (f) a Conversion; and

                (g) acts necessary or incidental to the foregoing in contemplation of pursuing any of the foregoing.

               BLOCKAGE PERIOD means, with respect to the Junior Claims, the period of time commencing on the date a Stop Payment Notice is received and ending 180 days thereafter; PROVIDED, HOWEVER, that such Blockage Period shall be extended for an unlimited and indefinite period of time if the Senior Creditor has accelerated the maturity of the Senior Claims and has commenced and is actively pursuing collection of the Senior Claims, and/or has commenced action to foreclose or otherwise realize upon collateral. Notwithstanding the foregoing, no Blockage Period shall extend beyond the time when all Senior Claims have been Paid in Full.

               CONVERSION means the exercise of the Subordinate Creditor's rights under Article IV of the Subordinated Term Note to convert all or a portion of the Junior Claims at any time or from time to time into fully paid and nonassessable shares of common stock of the Borrower.

               DELAY PENALTY means, with respect to any regularly scheduled payment or mandatory redemption under Article II of the Subordinated Term Note which comes due while a Suspension Period or Blockage Period is in effect and which is ended by the delivery of a Reinstatement Notice, an amount equal to the per diem rate of interest on past due principal as provided under the Subordinated Term Note TIMES the number of days that such scheduled payment or mandatory redemption was delayed TIMES the amount of such scheduled payment.

               JUNIOR CLAIMS means all principal of, interest (including interest accrued subsequent to the filing of any petition under any bankruptcy, insolvency or similar law) on and expenses and other claims arising in connection with the Subordinated Term Note, and all indebtedness now existing or hereafter created of the Borrower to the Subordinate Creditor, whether direct or indirect, primary or secondary, joint or several, fixed or contingent and whether originally payable to the Subordinate Creditor or to a third party and subsequently acquired by the Subordinate Creditor, and whether evidenced by note, application for or agreement for reimbursement of advance under letter of credit, open account, overdraft, indorsement, surety agreement, guaranty or otherwise; together with any and all amendments, modifications, supplements, renewals, extension, rearrangements or refinancings thereof.

               LIENS means, with respect to any Property, any mortgage, lien, pledge, collateral assignment, hypothecation, charge, security interest, or other encumbrance of any kind in respect of such Property, whether vested or perfected.

               PAID IN FULL means that the Senior Claims have been paid in full in cash, or payment in cash or cash equivalents has been provided for.

               PERMITTED ACTION means (a) Action taken by the Subordinate Creditor AFTER (i) the Senior Claims have been accelerated and (ii) the Senior Creditor and the Borrower have been given 30 days prior written notice from the Subordinate Creditor of its intent to declare the Subordinated Term Note due and payable and no Stop Payment Notice shall have been delivered to the Subordinate Creditor within such 30-day period, or (b) a Conversion.
NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION HEREOF TO
THE CONTRARY, the Subordinate Creditor may, PROVIDED that the Subordinate Creditor has given said 30-day notice as described above, (y) 360 days after the maturity date of the Subordinated Term Note (as originally scheduled) or (z) at any time other than during a Blockage Period (provided that such Blockage Period is not terminated by a Reinstatement Notice) either (1) institute an involuntary Proceedings against the Borrower or (2) foreclose, or attempt to foreclose, on any Lien held by the Subordinate Creditor, or take any other action. ADDITIONALLY AND NOTWITHSTANDING ANY OTHER PROVISION HEREOF TO THE CONTRARY, 45 days after the following defaults on the Junior Claims; (a) a distribution of dividends by the Borrower outside the ordinary course of business, (b) sale by the Borrower of all or substantially all of its assets, or
(c) the further encumbrances by the Borrower of its assets to a creditor other than the Senior Creditor and in an amount outside the ordinary course of business, the Subordinate Creditor may pursue either of the two remedies described in the preceding sentence. Thirty (30) days prior to taking either of the actions permitted by the immediately preceding sentences the Subordinate Creditor shall give written notice to the Senior Creditor of its intent to take such action and such notice shall specify the action intended to be taken. A Conversion shall always be a Permitted Action hereunder.

               PERSON means any individual, trust, estate, association, joint venture, partnership, corporation, unincorporated business entity, government (or any agency, instrumentality or political subdivision thereof), or other entity.

               PROCEEDING means any (a) insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Borrower or its property, whether under any bankruptcy, reorganization or insolvency law or laws, federal or state, or any law, federal or state, relating to relief of debtors, readjustment of indebtedness, reorganization, composition or extension, (b) proceeding for any liquidation, liquidating distribution, dissolution or other winding up of the Borrower, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (c) assignment for the benefit of creditors of the Borrower or (d) other marshalling of the assets of the Borrower.

               PROPERTY means all types of real, person or mixed property and all types of tangible and intangible property, including, without limitation, the real property described on EXHIBIT A attached hereto and incorporated herein by reference for all purposes.

               REINSTATEMENT NOTICE means a notice delivered by the Senior Creditor to the Subordinate Creditor and the Borrower at any time during a Suspension Period or a Blockage Period, notifying the Subordinate Creditor and the Borrower that the Senior Event of Default which gave rise to the giving of a Suspension Notice or Stop Payment Notice (as applicable) has been waived by or cured to the sole and absolute satisfaction of the Senior Creditor and otherwise permitting the Borrower to pay and the Subordinate Creditor to accept the scheduled payments which should have been made during the applicable Suspension Period or Blockage Period under the Subordinated Term Note plus the Delay Penalty.

               SENIOR CLAIMS means (i) all principal of and interest (including interest accrued subsequent to the filing of any petition under any bankruptcy, insolvency or similar law and all interest that would have accrued but for the filing of such a petition) on the loans or other indebtedness evidenced by, or arising under, the Senior Loan Documents and any of the documents or instruments executed pursuant thereto or in connection therewith, and all amendments, modifications, supplements, restatements, renewals, increases of commitments, extensions, rearrangements and refinancings thereof (subject to the provisions of CLAUSE [III] of this definition), (ii) all other obligations, now existing or hereafter arising, under the Senior Loan Documents, including without limitation, premiums, commitment, facility, agent and other fees, expenses (including reasonable attorney's fees and disbursements payable thereunder or in connection therewith) and indemnities payable thereunder; and (iii) future advances to the Borrower, the principal sum of which, when aggregated with the indebtedness outstanding under the Senior Loan Documents, does not exceed $10,000,000 at any time, plus all accrued and unpaid interest, unpaid commitment fees, and other fees and expenses (including reasonable attorneys' fees and disbursements payable in connection with such future advances).

               SENIOR CREDITOR means Comerica Bank - Texas, and its respective successors and assigns.

               SENIOR EVENT OF DEFAULT means any Default or Event of Default, as those terms are defined in the Senior Loan Agreement.

               SENIOR LOAN AGREEMENT means that certain Loan Agreement dated of even date herewith, by and between the Senior Creditor and the Borrower, as the same may be amended, modified, supplemented, renewed, extended or rearranged from time to time, and any other debt agreement, the process of which are used to refinance any Senior Claims or any previous refinancing thereof.

               SENIOR LOAN DOCUMENTS means the Senior Loan Agreement, the Senior Notes and the other documents and instruments referred to as "Loan Documents" in the Senior Loan Agreement, as the same may be amended, modified, supplemented, renewed, extended or rearranged from time to time, and any other Loan Documents, the proceeds of which are used to refinance any Senior Claims or any previous refinancing thereof.

               SENIOR NOTES means the Revolving Note (as that term is defined in the Senior Loan Agreement), Term Note A (as that term is defined in the Senior Loan Agreement), and Term Note B (as that term is defined in the Senior Loan Agreement).

               STOP PAYMENT NOTICE means a notice delivered by the Senior Creditor to the Subordinate Creditor and the Borrower after a Senior Event of Default has occurred, the effect of which is to commence a Blockage Period.

               SUBORDINATED TERM NOTE means the $7,000,000 Convertible Subordinated Promissory Note dated of even date herewith, payable to the Subordinate Creditor by the Borrower, in the form attached hereto as EXHIBIT B and incorporated herein by reference for all purposes.

               SUSPENSION NOTICE means a notice delivered by the Senior Creditor to the Subordinate Creditor and the Borrower after a Senior Event of Default has occurred, the effect of which is to commence a Suspension Period.

               SUSPENSION PERIOD means a forty-five (45) day period commencing on the date the Subordinate Creditor received a Suspension Notice.

        2. SUBORDINATION PRIOR TO PROCEEDING OR SENIOR EVENT OF DEFAULT. Unless and until the Senior Claims shall have been Paid in Full, the Borrower will not, without the express prior written consent of the Senior Creditor, make, give or permit, directly or indirectly, by set-up, redemption, purchase or in any other manner, nor will the Subordinate Creditor (except in the case of a Conversion) receive or be entitled to receive, directly, or indirectly, any payment, monies, property or security, and, without the express prior written consent of the Senior Creditor, the Subordinate Creditor will not take any Action (other than Permitted Action); amend the scheduled payment or maturity dates of Junior Claims to dates earlier than currently scheduled or increase the interest rate thereon by more than the scheduled increases provided for in the Subordinated Term Note or to cause interest payments to occur more frequently than SEMI-ANNUALLY; change any subordination terms; or otherwise amend, modify or release any document or instrument evidencing or otherwise relating to the Junior Claims or any guaranty or security therefor or any rights thereunder in effect on the date of this Agreement; PROVIDED, HOWEVER, that (a) at any time other than during a Suspension Period or a Blockage Period, the Borrower may pay the scheduled payments and mandatory redemptions of principal and interest on the Subordinated Term Note in accordance with the terms of Article II (other than Section 2.3.1) of the Subordinated Term Note, and (b) the Subordinate Creditor may receive payments resulting from Permitted Action so long as the Borrower has not commenced any Proceedings, and no Senior Event of Default has occurred and is continuing.

        Nothing herein prohibits (1) the accrual of interest on the Junior Claims at a default rate of interest; but no such default interest shall be paid until the Senior Claims have been Paid in Full or (2) a Conversion under any circumstances.

        3. SUBORDINATION IN THE EVENT OF INSOLVENCY, ETC. In the event of any
Proceedings:

               (a) All Senior Claims shall first be Paid in Full before any payment or distribution, whether in cash, securities (other than those issued pursuant to a Conversion) or other property, shall be made to the Junior Claims.

               (b) Any payment or distribution of any kind or character, whether in cash, securities or other property which would otherwise (but for these subordination provisions) be payable or deliverable in respect to any Junior Claims shall be paid or delivered by the Person making such distribution or payment, whether a trustee in bankruptcy, receiver, assignee for the benefit of creditors, liquidating trustee or agent, or otherwise, directly to the Senior Creditor, for application in payment of the Senior Claims, to the extent necessary for all Senior Claims then remaining unpaid to be Paid in Full, after giving effect to any concurrent payment or distribution to the Senior Creditor.

               (c) The Subordinate Creditor shall file proofs of claim, proofs of interest and other instruments of similar character necessary to enforce the obligations of the Borrower in respect to the Junior Claims and any collateral held therefor and the Subordinate Creditor agrees that it shall hold all payments on and proceeds from such Junior Claims (except for common stock of the Borrower received by the Subordinate Creditor pursuant to a Conversion) or collateral in trust for the benefit of the Senior Creditor and shall pay the same over to the Senior Creditor in accordance with the priorities then existing for the Senior Claims to be Paid in Full, after giving effect to any concurrent payment or distribution to the Senior Creditor. In the event that the Subordinate Creditor shall fail to take the aforesaid actions, the Senior Creditor may, as attorney-in-fact for the Subordinate Creditor, take such action on behalf of the Subordinate Creditor, and the Subordinate Creditor in any such instance to demand, sue for, collect and receive any and all such monies, dividends or other assets and give acquittance therefor and to file any claim, proof of claim, proof of interest or other instrument of similar character if the Subordinate Creditor fails to do so timely and to take such other action in Proceedings (including, without limitation, the voting of the Junior Claims [other than those which have been converted to common stock of the Borrower pursuant to a Conversion] in the event the Senior Creditor deems such vote necessary to protect its interests and receive the fullest benefit of this Agreement) in the name of the Senior Creditor or in the name of the Subordinate Creditor as the Senior Creditor may deem necessary or advisable for the enforcement of this Agreement, such appointment to be irrevocable and to be deemed coupled with an interest.

        4. SUBORDINATION IN THE EVENT OF A SENIOR EVENT OF DEFAULT - SUSPENSION PERIOD. Upon the occurrence and during the continuance of any Senior Event of Default (other than in respect of a Proceeding, the effect of which is covered by SECTION 3 above) and delivery by the Senior Creditor to the Subordinate Creditor of a Suspension Notice, no payment or distribution, principal, interest, or otherwise, whether in cash, securities (other than in the case of a Conversion) or other property, shall be made to the Subordinate Creditor and no Action (whether Permitted Action or not) shall be taken by the Subordinate Creditor during the Suspension Period applicable to such Suspension Notice unless the Senior Claims are Paid in Full. At any time during the Suspension Period, the Senior Creditor may give the Subordinate Creditor a Reinstatement Notice, whereupon, all scheduled payments and mandatory redemptions of principal and accrued interest which should have been made under the Subordinated Term Note during such Suspension Period shall be paid by the Borrower to the Subordinate Creditor together with the Delay Penalty owing thereon. Notwithstanding anything contained in the Subordinated Term Note to the contrary, during the Suspension Period the failure of the Borrower to make any scheduled payments due under the Subordinated Term Note shall not constitute a default or event of default under the Subordinated Term Note. If any Suspension Period shall end without the giving of a Reinstatement Notice by the Senior Creditor, then (subject to the satisfaction of the notice periods required in the definition of Permitted Action hereinabove) the Subordinate Creditor may take Permitted Action.

        5. SUBORDINATION IN THE EVENT OF A SENIOR EVENT OF DEFAULT-BLOCKAGE PERIOD. Upon the occurrence and during the continuance of any Senior Event of Default (other than in respect of a Proceeding, the effect of which is covered by SECTION 3 above) and delivery to the Subordinate Creditor of a Stop Payment Notice, no payment or distribution, principal, interest, or otherwise, whether in cash, securities or other property, shall be made to the Subordinate

Creditor and no Action shall be taken by the Subordinate Creditor during the Blockage Period unless the Senior Claims are Paid in Full (unless such Blockage Period shall be terminated by written notice to the Subordinate Creditor from the Senior Creditor or the Action shall be permitted herein). At any time during the Blockage Period, the Senior Creditor may give the Subordinate Creditor a Reinstatement Notice, whereupon, all scheduled payments of principal and accrued interest which should have been made under the Subordinated Term Note during such Blockage Period shall be paid by the Borrower to the Subordinate Creditor together with the Delay Penalty owing thereon. Notwithstanding anything contained in the Subordinated Term Note to the contrary, during the Blockage Period the failure of the Borrower to make any scheduled payments due under the Subordinated Term Note shall not constitute a default or event of default under the Subordinated Term Note. If any Blockage Period shall end without the giving of a Reinstatement Notice by the Senior Creditor, then (subject to the satisfaction of the notice periods required in the definition of Permitted Action hereinabove) the Subordinate Creditor may take Permitted Action.

        6. NO ACCELERATION OF THE JUNIOR CLAIMS. Subordinate Creditor will not take any Action other than Permitted Action until the Senior Claims are Paid in Full.

        7. TURNOVER; NO PAYMENTS EXCEPT AS AGREED. If any payment or distribution of any character, whether in cash, property or securities (other than those issued pursuant to a Conversion), shall be received by the Subordinate Creditor in contravention of any of the terms of this Agreement, such payment or distribution or security shall be received in trust for the benefit of, and shall be promptly paid over or delivered and transferred to, the Senior Creditor for application to the payment of all Senior Claims remaining unpaid, to the extent necessary to pay all such Senior Claims in full. All proceeds of insurance and foreclosure in respect of collateral will be turned over to the Senior Creditor and the Senior Creditor is hereby granted a power of attorney, which shall be irrevocable and deemed coupled with an interest, to endorse any instruments evidencing the same and give any instructions with respect to proceeds of such insurance. The Borrower agrees not to make any payments on the Junior Claims in violation of this Agreement or to prepay Junior Claims (unless the Senior Creditor otherwise agrees in writing or the same is permitted in the Senior Loan Documents) and the Subordinate Creditor agrees that it will not accept any such payments or prepayments (without regard to any such terms permitting prepayment, if any).

        8. THE BORROWER'S OBLIGATION ABSOLUTE. Nothing contained herein shall impair, as between the Borrower and the Subordinate Creditor, the obligations of the Borrower, which are absolute and unconditional, to pay to the Subordinate Creditor thereof all amounts payable in respect of such Junior Claims as and when the same shall become due and payable in accordance with the terms thereof, or is intended to or shall affect the relative rights of the Subordinate Creditor and any other creditor of the Borrower OTHER THAN the Senior Creditor.

        9. SUBROGATION. Subject to all Senior Claims being Paid in Full, the Subordinate Creditor shall be subrogated to the rights of the Senior Creditor to receive payments or distributions of assets of the Borrower, whether in cash, property or securities, applicable to the

Senior Claims until all amounts owing on the Junior Claims shall be paid in full in cash of cash equivalents, and for the purpose of such subrogation NO payments or distributions to the Senior Creditor by or on behalf of the Borrower or by or on behalf of the Subordinate Creditor by virtue of this Agreement which otherwise would have been made to the Subordinate Creditor ("SUBROGATED CLAIMS") shall as between the Borrower, its creditors other than Senior Creditor and the Subordinate Creditor be deemed to be payment by the Borrower to or on account of the Senior Claims.

        10. SUBORDINATED AND PERMITTED LIENS. The Subordinate Creditor hereby agrees that it shall not have any Liens except Liens (HEREIN CALLED THE "SUBORDINATED LIENS") arising pursuant to the security instruments attached hereto as EXHIBIT C and incorporated herein by reference for all purposes, granted in the same collateral of the Borrower that the Senior Creditor holds Liens in. Unless and until (a) the Senior Claims have been Paid in Full or (b) the Subordinate Creditor is authorized to take Permitted Action, the Subordinated Liens may not be foreclosed by the Subordinate Creditor. Without regard to the date that the Subordinated Liens are perfected or granted, or without any requirement that the Senior Creditor's Liens remain perfected, it is expressly agreed and acknowledged by the parties hereto that the Subordinated Liens shall at all times be and remain subject to and inferior to the Liens securing the repayment of the Senior Claims. In the event that the scope of the Liens acquired by the Subordinate Creditor is broader than the scope of the Senior Creditor's Liens, the Subordinate Creditor agrees that any proceeds received as a result of the Subordinated Liens shall, if the Senior Claims have not yet been Paid in Full, be tendered to the Senior Creditor.

        11. FURTHER ASSURANCES. All instruments evidencing, and documents relating to, the Junior Claims shall be permanently marked with a legend indicating that the instrument is subject to this Agreement. Subordinate Creditor further agrees from time to time to execute such financing statements, and other amendments and other documents and instruments as the Senior Creditor reasonably may request to subordinate and evidence the subordination of the Junior Claims pursuant to this Agreement.

        12. NO PREJUDICE OR IMPAIRMENT. The Subordinate Creditor agrees that the Senior Creditor shall have uncontrolled power and discretion, without notice to the Subordinate Creditor, to deal in any manner with the Senior Claims including, without limitation, those for interest, costs and expenses payable by the Borrower to the Senior Creditor, and any security and guarantees therefor, including, but not by way of limitation, release, surrender, extension or contemplated herein, renewal, acceleration, increase as contemplated herein, release, compromise or substitution. The Senior Creditor, may at any time and from time to time and in its absolute discretion, change the manner, place or terms of payment, change or extend the time of payment of, as contemplated herein, or renew, increase as contemplated herein, or alter, any Senior Claim or security or guaranty therefor, or release, sell or exchange such security, or amend, restate, modify otherwise change or supplement any document or instrument pursuant to which any Senior Claim is issued or secured or exercise or refrain from exercising any of its rights in respect of the Senior Claims, including, by way of example and without limitation, the waiver of default thereunder, all without notice to or assent from the Subordinate Creditor, and all without impairing, abridging, releasing or affecting the subordination provisions hereof. The Subordinate Creditor hereby waives and agrees not to assert against the Senior Creditor any right which a guarantor or surety could exercise (other than as found in SECTION 8 hereof), but nothing in this Agreement shall make or constitute the Subordinate Creditor a guarantor or surety, and the Subordinate Creditor hereby waives the right, if any, to require that the Senior Creditor marshal or otherwise require the Senior Creditor to proceed to dispose of or foreclose upon collateral in any manner or order. The Senior Claims are senior and superior in right of payment to the Junior Claims even if advances are made after the Senior Creditor has notice of default in the Junior Claims and/or irrespective of whether any such advance is objected to by the Subordinate Creditor.

        13. PAYMENT IN FULL. For the purpose of this Agreement, a Senior Claim shall not be deemed to have been "PAID IN FULL" until any obligation under a particular Senior Claim to advance funds to, for or on behalf of the Borrower has terminated and such Senior Claim, including any contingent obligations of the Borrower in respect thereof, has been Paid in Full. Subject to SECTION 14 and the other provisions hereof, if the Senior Creditor received full payment, the Subordinate Creditor may, notwithstanding prohibitions herein to the contrary, take Action, but in the event the Senior Creditor has not been Paid in Full, the provisions of SECTION 14 shall apply with respect to all monies, securities (other than those received in connection with a Conversion) and properties received by the Subordinate Creditor between the dates of full payment and reinstatement, other than payments or redemptions under Article II of the Subordinated Term Note (except for those made under Section 2.3.1 thereof).

        14. REINSTATEMENT IN CERTAIN EVENTS. The provisions of this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Claims is rescinded or must otherwise be returned by the Senior Creditor upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

        15. NOTICE. All notices, requests, demands and other communications required or permitted under this Agreement or by law shall be in writing and shall be deemed to have been duly given, made and received on the earlier to occur of actual delivery or three days after the same are deposited in the United States mails, certified or registered mail, return receipt requested, postage prepaid, addressed as set forth in ANNEX I.

               Any addressee may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

        16. REPRESENTATIONS AND WARRANTIES OF SUBORDINATE CREDITOR. Subordinate Creditor represents and warrants (a) that such Subordinate Creditor has not relied and will not rely on any representation or information of any nature made by or received from the Senior Creditor relative to the Borrower in deciding to extend credit to the Borrower or to execute this Agreement; (b) that, as of the date hereof, the outstanding amount of the Junior Claims is

$7,000,000; (c) that no part of Junior Claims is evidenced by any instrument, security or other writing which does not bear the legend required hereunder; (d) that the Subordinate Creditor is the legal and beneficial owner of the Junior Claims and no part thereof is, to the knowledge of the Subordinate Creditor, subject to any defense, offset or counterclaim; (e) that the Subordinate Creditor has not heretofore assigned or transferred any of the Junior Claims held by the Subordinate Creditor, any interest therein or any collateral or security pertaining thereto; (f) that the Subordinate Creditor has not heretofore given, and will not give hereafter, any subordination to any other Person in respect to the Junior Claims if the effect thereof would be to alter, limit or otherwise impair the benefits of this Agreement conferred on the Senior Creditor; and (g) that this Agreement has been authorized by all necessary corporate action to be taken by the Subordinate Creditor and constitutes its legal, valid, binding and enforceable agreement.

        17. CERTAIN CONFIRMATIONS BY SUBORDINATE CREDITOR. the Subordinate Creditor confirms and agrees that:

               (a) it has no right to compel action by the Senior Creditor;

               (b) the Senior Creditor has full authority to deal with its collateral and to release the same without the consent of the Subordinate Creditor; and

               (c) the Senior Creditor may take additional collateral and/or add additional guarantors (and thereinafter release or impair the same).

        18. RECEIPTS IN EXCESS OF SENIOR CLAIMS. The parties hereto agree, for the benefit of the Senior Creditor and the Subordinate Creditor, that any monies received by the Senior Creditor on account of its Liens on collateral or by virtue of this Agreement in excess of that necessary to cause such Senior Creditor to be Paid in Full and any monies received, directly or constructively, from foreclosure of its Liens by the Subordinate Creditor will be distributed as follows:

               (a) FIRST, to the Senior Claims that have not been Paid in Full;

               (b) SECOND, to the Subordinate Creditor until the Junior Claims have been paid in full in cash or cash equivalents; and

               (c) THIRD, the balance, if any, to the Borrower or otherwise as a court of competent jurisdiction shall direct.

               Application of distributed monies shall be in accordance with the written agreements of the Person receiving the same and the Borrower.

        19. ASSIGNMENT; BINDING EFFECT. The Subordinate Creditor will not assign or transfer to others any claim the Subordinate Creditor has or may have against the Borrower so long as any of the Senior Claims remains outstanding, unless such assignment or transfer is expressly made subject to this Agreement and the transferee ratifies and confirms this Agreement and the subordination of Junior Claims to the satisfaction of the Senior Creditor. This Agreement may be assigned by the Senior Creditor in connection with any assignment or transfer of Senior Claims. This Agreement shall be binding upon the heirs, administrators, personal representatives, successors and assigns of the parties hereto (the "ASSIGNS") and shall inure to the benefit of the Assigns. Nothing in this Agreement or in the Junior Claims, express or implied, shall give to any Person, other than the parties hereto and their Assigns, any benefit or any legal or equitable right, remedy or claim under this Agreement.

        20. ASSIGNMENT TO SUBORDINATE CREDITOR. Notwithstanding anything contained in the foregoing to the contrary, the Subordinate Creditor shall have the right at any time AFTER the expiration of ninety (90) days from the date either a Suspension Notice or a Stop Payment Notice has been sent to the Subordinate Creditor by the Senior Creditor, to give written notice (the "EXERCISE NOTICE") to the then holder of the Senior Claims of the Subordinate Creditor's intent to tender to such holder an amount equal to the unpaid balance of the Senior Claims (including, without limitation, all unpaid principal and accrued interest on the Senior Notes as of such time) and upon receipt by such holder of such amount in cash or cash equivalents, such holder shall execute an assignment of the Senior Claims, the Senior Loan Documents and the Liens then securing the Senior Claims, in favor of the Subordinate Creditor. Notwithstanding the foregoing, in the event that the Subordinate Creditor receives from the Senior Creditor a Reinstatement Notice pertaining to any such Suspension Notice or Stop Payment Notice before the Subordinate Creditor has given the Exercise Notice, then the Subordinate Creditor may not require the then holder of the Senior Claims to execute and deliver any such assignment. Any such assignment shall be delivered and accepted on the express understanding and agreement, which shall bind the Subordinate Creditor and each person or entity claiming by, through or under the Subordinate Creditor, that (a) the Senior Claims, the Senior Notes, and the other Senior Loan Documents are assigned absolutely WITHOUT REPRESENTATION OR WARRANTY as to any matter, including, but not limited to, the existence, validity, perfection or priority of any of the liens, assignments, security interests, pledges or other security devices securing or purporting to secure the Senior Claims or any part thereof, (b) the Subordinate Creditor has, independently and without reliance upon the Senior Creditor, and based on such documents and information as it has deemed sufficient, made its own analysis of the creditworthiness of the Borrower and the sufficiency of the related documentation and any collateral, and (c) the Senior Creditor makes and has made no warranty or representation as to, and shall not in any way be responsible for, (i) the accuracy or completeness of any statement, appraisal, warranty or representation from any source made in or in connection with the Senior Claims the Senior Notes or the other Senior Loan Documents; (ii) the financial condition of the Borrower or any other person or entity which may be obligated, directly or indirectly, upon the Senior Claims;
(iii) the value, sufficiency, or description of, or title to, any collateral for the Senior Claims or any property covered or purported to be covered by the Senior Loan Documents; (iv) the performance or observance of any of the terms, covenants or conditions of any agreement relating to the Senior Claims; (v) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of the Senior Claims the Senior Notes or any of the other Senior Loan Documents or any of the property covered or purported to be covered by the Senior Loan Documents; (vi) any inspection of any of the property, books or records of the Borrower or any other Party; or (vii) any action at any time taken or omitted to be taken by Lender in connection with the Senior Claims, the Senior Notes or any of the other Senior Loan Documents.

        21. BORROWER'S CONSENT, AGREEMENT AND ACKNOWLEDGMENT ASSIGNMENT OF SENIOR CLAIMS TO SUBORDINATE CREDITOR. The Borrower hereby acknowledges and agrees and consents to the provisions of the immediately preceding Section, and, further, agrees that if an assignment of the Senior Claims as contemplated in such Section should occur, the Senior Creditor shall have no liability, and the Borrower hereby agrees to INDEMNIFY AND HOLD HARMLESS the Senior Creditor and any and all officers, directors, employees, counsel and their respective heirs, successors and assigns, for any damages or losses which the Senior Creditor incurs, in each case, as a result of any actions taken or omitted by the Subordinate Creditor or any or all of the Subordinate Creditor's officers, directors, employees or counsel or any of their respective heirs, successors and assigns in their capacities as the holder(s) of the Senior Claims or the Liens securing them.

        22. COUNTERPARTS. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

        23. SEVERABILITY. In case any one or more of the provisions contained in this Agreement or any other documents executed in connection herewith should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and shall not be affected in any way thereby.

        24. AMENDMENT. This Agreement may not be amended except in writing signed by the parties hereto.

        25. NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER DOCUMENTS AND INSTRUMENTS CONTEMPLATED HEREBY OR THEREBY, OR PERTAINING HERETO OR THERETO, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

        26. DESCRIPTIVE HEADINGS. Descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        27. GOVERNING LAW. THIS AGREEMENT AND ALL RIGHTS AND LIABILITIES OF THE PARTIES SHALL BE GOVERNED AS TO VALIDITY, INTERPRETATIONS, ENFORCEMENT AND EFFECT BY THE LAWS OF THE STATE OF TEXAS.

        28. SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

               (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY NOTE AND ANY DOCUMENT TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF ANY THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF TEXAS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND APPELLATE COURTS FROM ANY THEREOF;

               (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDINGS MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN ANY INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

               (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM AND MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SPECIFIED ON THE SIGNATURE PAGE HEREOF; AND

               (d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

        29. TRIAL BY JURY. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW THE PARTIES HERETO IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF THE SUBJECT MATTER HEREOF.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the date first above-written.

                                          "SUBORDINATE CREDITOR"

                                          MAXXIM MEDICAL, INC., a Delaware
                                           corporation

                                          By:
                                          Name:
                                          Title:


                                          "BORROWER"

                                          LASERMEDICS, INC., a Texas corporation

                                          By:  Michael M. Barbour, President


                                          "SENIOR CREDITOR"

                                          COMERICA BANK - TEXAS, a Texas
                                           banking corporation

                                          By: Mitchell Schulman, Vice President

ATTACHMENTS:

Exhibit A - Property Description
Exhibit B - Instruments Evidencing Subordinated Indebtedness
Exhibit C - Subordinated Security Documents
Annex I - Addresses for Notice


THE STATE OF TEXAS           ss.
                             ss.
COUNTY OF HARRIS             ss.

     This instrument was acknowledged before me on _________________________, 1996, by ____________________________________________________,
_______________________ of MAXXIM MEDICAL, INC., a Delaware corporation, on behalf of said corporation.

                                            Notary Public in and for
                                            the State of T E X A S

                                            Printed Name:
                                            My Commission Expires:


THE STATE OF TEXAS           ss.
                             ss.
COUNTY OF HARRIS             ss.

     This instrument was acknowledged before me on _________________________, 1996, by ___________________________________________________ ,
_______________________ of LASERMEDICS, INC., a Texas corporation, on behalf of said corporation.

                                            Notary Public in and for
                                            the State of T E X A S

                                            Printed Name:
                                            My Commission Expires:


THE STATE OF TEXAS           ss.
                             ss.
COUNTY OF HARRIS             ss.

     This instrument was acknowledged before me on _________________________, 1996, by _____________________________, _________________________________ of
COMERICA BANK - TEXAS, a Texas banking association, on behalf of said association.

                                            Notary Public in and for
                                            the State of T E X A S

                                            Printed Name:
                                            My Commission Expires:

                                     ANNEX I


IF TO BORROWER:                                IF TO SENIOR CREDITOR:

Mr. Mike Barbour                               Comerica Bank - Texas
President                                      1601 Elm
Lasermedics, Inc.                              Dallas, Texas  75201
2427 FM 1097                                   Attention:  Mr. Gary W. Orr
Missouri City, Texas  77459
                                               with a copy to:

IF TO SUBORDINATE CREDITOR:                    Comerica Bank - Texas
                                               P.O. Box 4167
Maxxim Medical, Inc.                           Houston, Texas  77210-4167
104 Industrial Boulevard                       Attention: Mr. Michael G. Turner
Sugar Land, Texas   77478
Attention: